Exhibit 10.1

CREDIT AGREEMENT,
dated as of
March 12, 2025,
among
HGIT PROPERTIES LP,
The Lenders Party Hereto,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

BANK OF AMERICA, N.A.,
TRUIST BANK,
PNC BANK, NATIONAL ASSOCIATION,
ING CAPITAL LLC,
REGIONS BANK,
U.S. BANK NATIONAL ASSOCIATION
and
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents
and
ZIONS BANCORPORATION, N.A. d/b/a AMEGY BANK
and
CADENCE BANK,
as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A., BOFA SECURITIES, INC. and WELLS FARGO SECURITIES as Joint Bookrunners and Joint Lead Arrangers

i
TABLE OF CONTENTS

Page

ARTICLE I    Definitions    1
SECTION 1.01    Defined Terms    1
SECTION 1.02    Classification of Loans and Borrowings    47
SECTION 1.03    Terms Generally    47
SECTION 1.04    Accounting Terms; GAAP    48
SECTION 1.05    Currencies; Currency Equivalents    48
SECTION 1.06    Interest Rates: Benchmark Notification    49
SECTION 1.07    Divisions    49
SECTION 1.08    Letter of Credit Amounts    50
ARTICLE II    The Credits    50
SECTION 2.01    Commitments    50
SECTION 2.02    Loans and Borrowings    50
SECTION 2.03    Requests for Revolving Borrowings    51
SECTION 2.04    Intentionally Omitted    52
SECTION 2.05    Intentionally Omitted    52
SECTION 2.06    Letters of Credit    52
SECTION 2.07    Funding of Borrowings    58
SECTION 2.08    Interest Elections    59
SECTION 2.09    Termination, Reduction and Increase of Commitments    61
SECTION 2.10    Payment of Loans, Evidence of Debt    62
SECTION 2.11    Prepayment of Loans    63
SECTION 2.12    Fees    64
SECTION 2.13    Interest    65
SECTION 2.14    Alternate Rate of Interest    66
SECTION 2.15    Increased Costs    70
SECTION 2.16    Break Funding Payments    72
SECTION 2.17    Taxes    72

SECTION 2.18    Payments Generally; Pro Rata Treatment; Sharing of Setoffs    77
SECTION 2.19    Mitigation Obligations; Replacement of Lenders    78
SECTION 2.20    Defaulting Lenders    79
SECTION 2.21    Special Provisions Regarding Foreign Currency Loans    81
SECTION 2.22    Extension    83
ARTICLE III    Representations and Warranties    85
SECTION 3.01    Organization; Powers    85
SECTION 3.02    Authorization; Enforceability    85
SECTION 3.03    Governmental Approvals; No Conflicts    85
SECTION 3.04    Financial Condition; No Material Adverse Change    85
SECTION 3.05    Properties    85
SECTION 3.06    Litigation and Environmental Matters    86
SECTION 3.07    Compliance with Laws and Agreements    88
SECTION 3.08    Investment Company Status    88
SECTION 3.09    Taxes    88
SECTION 3.10    ERISA    88
SECTION 3.11    Disclosure    88
SECTION 3.12    Insurance    89
SECTION 3.13    Subsidiaries    89
SECTION 3.14    Solvent    89
SECTION 3.15    Anti-Corruption Laws and Sanctions    89
SECTION 3.16    Affected Financial Institutions    89
SECTION 3.17    Plan Assets; Prohibited Transactions    89
SECTION 3.18    Beneficial Ownership Certification    89
SECTION 3.19    Margin Regulations    90
ARTICLE IV    Conditions    90
SECTION 4.01    Effective Date    90

SECTION 4.02    Each Credit Event    91
ARTICLE V    Affirmative Covenants    92
SECTION 5.01    Financial Statements; Ratings Change and Other Information    92
SECTION 5.02    Notices of Material Events    93
SECTION 5.03    Existence; Conduct of Business    94
SECTION 5.04    Payment of Obligations    94
SECTION 5.05    Maintenance of Properties; Insurance    94
SECTION 5.06    Books and Records; Inspection Rights    94
SECTION 5.07    Compliance with Laws    95
SECTION 5.08    Use of Proceeds and Letters of Credit    95
SECTION 5.09    Accuracy of Information    95
SECTION 5.10    Financial Tests    95
SECTION 5.11    Unencumbered Pool    96
SECTION 5.12    Guaranties    98
SECTION 5.13    Environmental Matters    98
ARTICLE VI    Negative Covenants    99
SECTION 6.01    Indebtedness    99
SECTION 6.02    Liens    100
SECTION 6.03    Fundamental Changes    101
SECTION 6.04    Investments, Loans, Advances, Guarantees and Acquisitions    103
SECTION 6.05    Hedging Agreements    103
SECTION 6.06    Restricted Payments    103
SECTION 6.07    Transactions with Affiliates    104
SECTION 6.08    Restrictive Agreements    104
SECTION 6.09    Lender Ownership    104
SECTION 6.10    Use of Proceeds and Letters of Credit    104

SECTION 6.11    Government Regulation    105
ARTICLE VII    Events of Default    105
SECTION 7.01    Events of Default    105
SECTION 7.02    Remedies Upon an Event of Default    107
SECTION 7.03    Application of Payments    108
ARTICLE VIII    The Administrative Agent    109
SECTION 8.01    Authorization and Action    109
SECTION 8.02    The Administrative Agent’s Reliance, Limitation of Liability, Etc    112
SECTION 8.03    Posting of Communications    113
SECTION 8.04    The Administrative Agent Individually    115
SECTION 8.05    Successor Administrative Agent    115
SECTION 8.06    Acknowledgements of Lenders and Issuing Bank    116
SECTION 8.07    Collateral Matters    118
SECTION 8.08    Credit Bidding    119
SECTION 8.09    Certain ERISA Matters    120
SECTION 8.10    Borrower Communications    121
ARTICLE IX    Miscellaneous    122
SECTION 9.01    Notices    122
SECTION 9.02    Waivers; Amendments    124
SECTION 9.03    Expenses; Limitation of Liability; Indemnity; Etc    125
SECTION 9.04    Successors and Assigns    127
SECTION 9.05    Survival    131
SECTION 9.06    Counterparts; Integration: Effectiveness Electronic Execution    131
SECTION 9.07    Severability    132
SECTION 9.08    Right of Setoff    132

v
SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process    133
SECTION 9.10    WAIVER OF JURY TRIAL    134
SECTION 9.11    Headings    134
SECTION 9.12    Confidentiality    134
SECTION 9.13    Interest Rate Limitation    135
SECTION 9.14    Judgment Currency    136
SECTION 9.15    USA PATRIOT Act    136
SECTION 9.16    Acknowledgement and Consent to Bail-In of Affected Financial Institutions    136
SECTION 9.17    Keepwell    137
SECTION 9.18    No Fiduciary Duty, etc    137
SECTION 9.19    Acknowledgement Regarding Any Supported QFCs    138
SECTION 9.20    Material Non-Public Information    139

SCHEDULES:
Schedule 2.01 – Commitments
Schedule 3.06 -- Disclosed Matters
Schedule 3.13 -- List of Subsidiaries
Schedule 5.11 -- Unencumbered Pool
Schedule 6.01 -- Existing Indebtedness
Schedule 6.02 -- Existing Liens
Schedule 6.08 -- Existing Restrictions
EXHIBITS:
Exhibit A -- Form of Assignment and Assumption
Exhibit B -- List of Guarantors
Exhibit B-1 -- Form of Guaranty
Exhibit C -- Form of Revolving/Term Note
Exhibit D -- Form of Compliance Certificate
Exhibit E-1 – U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-2 – U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-3 – U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit E-4 – U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

CREDIT AGREEMENT (this “Agreement”) dated as of March 12, 2025, among HGIT PROPERTIES LP, a Delaware limited partnership f/k/a Hines Global REIT Properties LP, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The Borrower (as hereinafter defined) has requested that the Lenders (as hereinafter defined) extend credit to it in connection with (i) a senior, unsecured revolving loan facility in an aggregate or face amount not exceeding $650,000,000 and (ii) a senior, unsecured term loan facility in an aggregate or face amount not exceeding $700,000,000, such amounts subject to increase to an aggregate amount of $1,750,000,000 in accordance with the provisions of Section 2.09(d). The Lenders are prepared to extend such credit upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted Australian Bill Rate” means, with respect to any Term Benchmark Borrowing denominated in Australian Dollars for any Interest Period, an interest rate per annum equal to (a) the AUD Screen Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted Australian Bill Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Daily Simple RFR” means, (i) with respect to any RFR Borrowing denominated in Sterling, an interest rate per annum equal to (a) the Daily Simple RFR for Sterling, SONIA, plus (b) 0.00%, (ii) with respect to any RFR Borrowing denominated in Dollars, an interest rate per annum equal to (a) the Daily Simple RFR for Dollars, plus (b) 0.10% and (iii) with respect to any RFR Borrowing denominated in Canadian dollars, an interest rate per annum equal to (a) the Daily Simple RFR for Canadian dollars, plus (b) 0.29547%; provided that if the Adjusted Daily Simple RFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros for any Interest Period, an interest rate per annum equal to (a) the EURIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted EURIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Net Operating Income” means, for any income producing Real Property, the Net Operating Income less the Capital Expenditure Reserve for such property. For purposes of calculating Adjusted Net Operating Income for any Exchange Property that constitutes an Eligible Qualified Property in the Unencumbered Pool, only the pro rata share of

Net Operating Income less the Capital Expenditure Reserve of such Exchange Property shall be included (corresponding to the Equity Percentage of the Exchange Beneficial Interests in the Exchange Property Owner or the tenant in common interests that are still owned).
“Adjusted Term CORRA Rate” means, for purposes of any calculation, the rate per annum equal to (a) Term CORRA for such calculation plus (b) 0.29547% for a one month interest period or 0.32138% for a three month interest period; provided that if Adjusted Term CORRA Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars for any Interest Period, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10% per annum; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Adjusted TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen for any Interest Period, an interest rate per annum equal to (a) the TIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that if the Adjusted TIBOR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.
“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent-Related Person” has the meaning assigned to it in Section 9.03(d).
“Agreed Currency” means dollars or any Foreign Currency.
“Agreement” has the meaning specified in introductory paragraph hereof.
“Agreement Currency” has the meaning assigned to it in Section 9.14.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted Term SOFR Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a U.S. Government

Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.
“Ancillary Document” has the meaning assigned to it in Section 9.06(b).
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to Borrower or its Affiliates from time to time concerning or relating to bribery or corruption.
“Applicable Parties” has the meaning assigned to it in Section 8.03(c).
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Revolving Loan Commitments represented by such Lender’s Revolving Loan Commitment, or the percentage of the total Term Loan Commitments represented by such Lender’s Term Loan Commitment, as applicable; provided that “Applicable Percentage” shall not include any Defaulting Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Applicable Rate” means, for any day, with respect to any ABR Loan, Term Benchmark Loan or RFR Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread” or “Term Benchmark /RFR Spread”, as the case may be, based upon the ratio of Indebtedness to Total Asset Value (the “Leverage Grid”), depending on whether a Revolving Loan or a Term Loan:
Revolving Loans:

Ratio of Indebtedness to Total Asset Value:	ABR Spread	Term Benchmark/RFR Spread
Category 1 less than 40%	0.40%	1.40%

Category 2 greater than or equal to 40% and less than 45%	0.50%	1.50%
Category 3 greater than or equal to 45% and less than 50%	0.60%	1.60%
Category 4 greater than or equal to 50% and less than 55%	0.70%	1.70%
Category 5 greater than or equal to 55% and less than 60%	0.85%	1.85%
Category 6 greater than or equal to 60%	1.15%	2.15%

Term Loans:

Ratio of Indebtedness to Total Asset Value:	ABR Spread	Term Benchmark Spread/ RFR Spread/Letter of Credit Fees
Category 1 less than 40%	0.40%	1.40%
Category 2 greater than or equal to 40% and less than 45%	0.50%	1.50%
Category 3 greater than or equal to 45% and less than 50%	0.60%	1.60%
Category 4 greater than or equal to 50% and less than 55%	0.70%	1.70%

Category 5 greater than or equal to 55% and less than 60%	0.85%	1.85%
Category 6 greater than or equal to 60%	1.15%	2.15%
If either the Borrower or the REIT has received two (2) Investment Grade Ratings for Index Debt from the Rating Agencies, the Borrower shall have a one-time option to make an election to the effect that the Applicable Rate shall be the rate set forth in the tables below corresponding to the Pricing Level into which the Investment Grade Ratings then fall (the “Ratings Grid”) by sending written irrevocable notice to the Administrative Agent that either the Borrower or the REIT has received two (2) such Investment Grade Ratings.

		Revolving Credit Facility			Term Facility
Pricing Level	Rating	Term Benchmark/RFR and Letter of Credit Fees	ABR Loans	Facility Fee	Term Benchmark/RFR Loans and Alternative Currency Loans	Base Rate Loans
I	≥ A- / A3	0.725%	0.00%	0.125%	0.80%	0.00%
II	BBB+ / Baa1	0.775%	0.00%	0.15%	0.85%	0.00%
III	BBB / Baa2	0.85%	0.00%	0.20%	0.95%	0.00%
IV	BBB- / Baa3	1.05%	0.05%	0.25%	1.20%	0.20%
V	˂ BBB- / Baa3 (or unrated)	1.40%	0.40%	0.30%	1.60%	0.60%
Initially, the Applicable Rate shall be determined based upon the debt rating specified in the certificate delivered at the time the Borrower elects the Ratings Grid.
Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the debt rating shall be effective, in the case of an upgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If the rating system of any Rating Agency shall change, or if any such Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation. If, however, less than two (2) Rating Agencies continue to provide credit ratings for the Borrower or REIT for reasons other than as provided in the sentence immediately above, then the Applicable Rate shall thereafter be based on the Leverage Grid.

If at any time when the Borrower or the REIT, as applicable, has only two (2) debt ratings, and such debt ratings are split, then: (A) if the difference between such debt ratings is one ratings category (e.g., Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Rate shall be the rate per annum that would be applicable if the higher of the debt ratings were used; and (B) if the difference between such debt ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Rate shall be the rate per annum that would be applicable if the ratings category one category below the higher debt rating were used. If at any time when the Borrower or the REIT, as applicable, has three (3) debt ratings, and such debt ratings are split, then: (A) if the difference between the highest and the lowest such debt ratings is one ratings category (e.g., Baa2 by Moody’s and BBB- by S&P or Fitch), the Applicable Rate shall be the rate per annum that would be applicable if the highest of the debt ratings were used; and (B) if the difference between such debt ratings is two ratings categories (e.g., Baa1 by Moody’s and BBB- by S&P or Fitch) or more, the Applicable Rate shall be the rate per annum that would be applicable if the average of the two (2) highest debt ratings were used, provided that if such average is not a recognized rating category, then the Applicable Rate shall be the rate per annum that would be applicable if the second highest debt rating of the three were used.
“Applicable Time” means, with respect to any Borrowings and payments in any Foreign Currency, the local time in the place of settlement for such Foreign Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
“Approved Borrower Portal” has the meaning assigned to it in Section 8.10(a).
“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means, collectively, JPMorgan Chase Bank, N.A., BofA Securities, Inc. and Wells Fargo Securities, in their capacities as joint bookrunners and joint lead arrangers.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.
“AUD Screen Rate” means with respect to any Interest Period, the average bid reference rate administered by ASX Benchmarks Pty Limited (ACN 616 075 417) (or any other Person that takes over the administration of such rate) for Australian dollar bills of exchange with a tenor equal in length to such Interest Period as displayed on page BBSY of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion) at or about 11:00 a.m. (Sydney, Australia time) on the first day of such Interest Period. If the AUD Screen Rate shall be less than zero, the AUD Screen Rate shall be deemed to be zero for purposes of this Agreement.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date for Revolving Loans (as same may be extended in accordance with this Agreement) and the date of termination of the Revolving Loan Commitments.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.14.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof; provided that (i) a

Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person and (ii) an Undisclosed Administration shall not result in a Bankruptcy Event. “Undisclosed Administration” means, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction, if applicable law requires that such appointment not be disclosed.
“Benchmark” means, initially, with respect to any (i) RFR Loan in any Agreed Currency, the applicable Relevant Rate for such Agreed Currency or (ii) Term Benchmark Loan, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event or a Term CORRA Reelection Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 2.14.
“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in a Foreign Currency (other than any Loan denominated in Canadian dollars), “Benchmark Replacement” shall mean the alternative set forth in (2) below:
(1)    in the case of any Loan denominated in Dollars, the Adjusted Daily Simple RFR for Dollars and/or in the case of any Loan denominated in Canadian dollars, the Adjusted Daily Simple RFR for Canadian dollars; or
(2)    the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body, or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency in the United States at such time, and (b) the related Benchmark Replacement Adjustment.
provided that notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term CORRA Reelection Event, and the delivery of a Term CORRA Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the Adjusted Term CORRA Rate.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “RFR Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent reasonably decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1)    in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2)    in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if such Benchmark (or component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or
(3)    in the case of a Term CORRA Reelection Event, the date that is thirty (30) days after the date a Term CORRA Notice (if any) is provided to the Lenders and the Borrower pursuant to Section 2.14(c).
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination, and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Borrower” means HGIT Properties LP, a Delaware limited partnership.
“Borrower Communications” has the meaning assigned to it in Section 8.10(c).
“Borrowing” means Loans of the same Class or Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.

“Business Day” means, any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that, in addition to the foregoing, a Business Day shall be (a) in relation to Loans denominated in (i) Yen and in relation to the calculation or computation of TIBOR or the Japanese Prime Rate, (ii) Australian Dollars and in relation to the calculation or computation of the AUD Screen Rate, or (iii) denominated in Canadian Dollars and in relation to the calculation or computation of the CDOR Screen Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Japan, Australia and Canada, respectively, (b) in relation to Loans denominated in Euros and in relation to the calculation or computation of EURIBOR, any day which is a TARGET Day, (c) in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan, or any other dealings in the applicable Agreed Currency of such RFR Loan, any such day that is only a RFR Business Day, (d) in relation to Loans referencing the Adjusted Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Adjusted Term SOFR Rate or any other dealings of such Loans referencing the Adjusted Term SOFR Rate, any such day that is a U.S. Government Securities Business Day and (e) in relation to Loans denominated in Canadian Dollars and in relation to the calculation or computation of CORRA or the Canadian Prime Rate, any day (other than a Saturday or a Sunday) on which banks are open for business in Canada.
“Canadian Dollar” means the lawful currency of Canada.
“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion); provided, that if any the above rates shall be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index shall be effective from and including the effective date of such change in the PRIMCAN Index.
“Capital Expenditure Reserve” means, on an annual basis (or a pro-rata basis for assets owned less than twelve (12) months on the date of calculation), (a) an amount equal to the product of (i) the aggregate number of gross square feet of improvements contained in each Real Property parcel owned by Borrower or any Subsidiary of the REIT that has reached the Stabilization Date, measured as of the last day of each of the immediately preceding four (4) calendar quarters and averaged, multiplied by (ii) $0.15 for retail, industrial and self-storage property, and $0.25 for medical office, healthcare, life sciences, office buildings and production studios; (b) the sum of $200 per unit for multifamily residential property; (c) $350 per unit for senior housing properties; and (d) 4.0% of effective gross income for Hotels; in each case for property that has reached the Stabilization Date. Capital Expenditure Reserve shall be calculated on a consolidated basis, and including (without duplication) the Equity Percentage of Capital Expenditure Reserve for the REIT’s Subsidiaries and Unconsolidated Affiliates.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“CBR Loan” means a Loan that bears interest at a rate determined by reference to the Central Bank Rate, the Japanese Prime Rate or the Canadian Prime Rate.
“CBR Spread” means the Applicable Rate, applicable to such Loan that is replaced by a CBR Loan.
“Central Bank Rate” means, the greater of (I)(A) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time, (b) Euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (c) any other Foreign Currency determined after the Effective Date, a central bank rate as determined by the Administrative Agent in its reasonable discretion; plus (B) the applicable Central Bank Rate Adjustment and (II) the Floor.
“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) Euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the Adjusted EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest Adjusted EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Euro in effect on the last Business Day in such period, (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of Adjusted Daily Simple RFR for Sterling Borrowings for the five most recent RFR Business Days preceding such day for which Adjusted Daily Simple RFR for Sterling Borrowings was available (excluding, from such averaging, the highest and the lowest such Adjusted Daily Simple RFR applicable during such period of five RFR Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last RFR Business Day in such period and (c) any other Foreign Currency determined after the Effective Date, a Central Bank Rate Adjustment as determined by the Administrative Agent in its reasonable discretion. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate, on such day at approximately the time referred to in the definition of such term for deposits in the applicable Agreed Currency for a maturity of one month); provided that if such rate shall be less than zero, such rate shall be deemed to be zero.
“Change in Control” means (a) the management and operations of the investment advisor to the REIT or any successor to the REIT are no longer controlled by a Hines Affiliate; (b) the REIT (or its successor) shall no longer Control the Borrower; (c) the REIT (or its successor) shall no longer own (directly or indirectly) at least seventy percent (70%) of the Equity Interests in the Borrower; or (d) any Person obtains ownership, directly or indirectly, of ten percent (10%) or more of the beneficial ownership of the Borrower and such Person does not satisfy the Successor Requirements (as defined in Section 6.03(a)(i)).
“Change in Law” means the occurrence after the Effective Date of (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Charges” has the meaning assigned to it in Section 9.13.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans.
“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).
“Co-Agents” means, collectively, the Co-Syndication Agents and the Co-Documentation Agents listed on the title page of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means any property securing the payment or performance of the Obligations.

“Collateral Account” has the meaning assigned to it in Section 2.06(j).
“Commitment” means the Revolving Loan Commitment or the Term Loan Commitment, or any combination thereof (as the context requires).
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
“Communications” has the meaning assigned to it in Section 8.03(c).
“Compliance Certificate” has the meaning set forth in Section 5.01(c) hereof and a form of which is attached hereto as Exhibit D.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise, capital or similar Taxes or branch profits Taxes.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).
“CORRA Administrator” means the Bank of Canada (or any successor administrator).
“CORRA Determination Date” has the meaning specified in the definition of “Daily Simple CORRA”.
“CORRA Rate Day” has the meaning specified in the definition of “Daily Simple CORRA”.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” has the meaning assigned to it in Section 9.19.
“Credit Party” means the Administrative Agent, the Issuing Bank or any other Lender.
“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day “CORRA Determination Date”) that is five (5) RFR Business Days prior to (i) if such CORRA Rate Day is an RFR Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the Borrower. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding RFR Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding RFR Business Day is not more than five (5) Business Days prior to such CORRA Determination Date.
“Daily Simple RFR” means, for any day (an “RFR Interest Day”), an interest rate per annum equal to, for any RFR Loan denominated in (i) Sterling, SONIA for the day that is 5 RFR Business Days prior to (A) if such RFR Interest Day is an RFR Business Day, such RFR Interest Day or (B) if such RFR Interest Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Interest Day, (ii) Dollars, Daily Simple SOFR (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate) and (iii) Canadian dollars, Daily Simple CORRA (following a Benchmark Transition Event and a Benchmark Replacement Date with respect to Term CORRA). Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “SOFR Determination Date”) that is five (5) RFR Business Days prior to (i) if such SOFR Rate Day is an RFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower. If by 5:00 p.m. (New York City time) on the second (2nd) RFR Business Day immediately following any SOFR Determination Date, SOFR in respect of such SOFR Determination Date has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Date will be SOFR as published in respect of the first preceding RFR Business Day for which such SOFR was published on the SOFR Administrator’s Website.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Defaulting Lender” means any Lender that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit, or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.
“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
“Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in a Foreign Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Foreign Currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Foreign Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion), and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.
“dollars”, “Dollars” or “$” refers to lawful money of the United States of America.
“Domestic Real Property” means Real Property located in one of the fifty states of the United States of America and the District of Columbia.
“EBITDA” means an amount derived from (a) net income, plus (b) to the extent included in the determination of net income, depreciation, amortization, Interest Expense and income taxes, in each case, as determined on a consolidated basis in accordance with GAAP, plus or minus (c) to the extent included in the determination of net income, any losses or gains resulting from (i) Real Property sales other than merchant build sales, (ii) write-downs, write-ups, write-offs or other valuation adjustments of assets or liabilities, (iii) adjustments for interest rate hedges, (iv) adjustments for acquisition fees and related costs included as an expense, (v) adjustments for “straight-line rent accounting,” (vi) prepayment of debt, (vii) non-cash adjustments for currency exchanges, and (viii) incentive fee expense, provided that any addback of such expense pursuant to this clause (viii) will only be permitted if Borrower, the REIT and the REIT’s advisor have executed a subordination agreement on terms reasonably acceptable to the Administrative Agent (and such subordination agreement is in effect at the time of such addback) and the incentive fee associated with such addback is not paid in contravention of the terms thereof (it being acknowledged and agreed that a subordination agreement is not required to be executed or in effect unless Borrower desires to add back the incentive fee expense as provided in this clause (viii)), and (c) including (without duplication) the Equity Percentage of EBITDA for the REIT’s Subsidiaries and Unconsolidated Affiliates. Notwithstanding anything to the contrary contained herein, the calculation of EBITDA with respect to any Subsidiaries of the REIT that are not Wholly-Owned Subsidiaries, any non-wholly owned Exchange Fee Titleholder, or any non-wholly owned Exchange Property Owner shall be determined on an ‘at share’ basis.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” means the date of this Agreement.
“Electronic Signature” means an electronic sound, symbol or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Cash 1031 Proceeds” means the cash proceeds held by a “qualified intermediary” from the sale of Real Property by the Borrower or a Subsidiary, which proceeds are intended to be used by the qualified intermediary to acquire one or more “replacement properties” that are of “like-kind” to such Property in an exchange that qualifies as a tax-deferred exchange under Section 1031 of the Code and the Treasury Regulations promulgated thereunder (the “Regulations”), and no portion of which cash proceeds the Borrower or any Subsidiary has the right to receive, pledge, borrow or otherwise obtain the benefits of until the earlier of (i) such time as provided under Regulation Section 1.103(k)-1(g)(6) and the applicable “exchange agreement” or (ii) such exchange is terminated in accordance with the “exchange agreement” and the Regulations. Upon the cash proceeds no longer being held by the qualified intermediary pursuant to the Regulations or otherwise qualifying under the Regulations for like-kind exchange treatment, such proceeds shall cease being Eligible Cash 1031 Proceeds. Terms in quotations in this definition shall have the meanings ascribed to such terms in the Regulations.
“Eligible Ground Lease” means a lease of Real Property in which Borrower or a Subsidiary of Borrower or a Subsidiary of the REIT is ground lessee meeting the following requirements: (a) a remaining term (including renewal options exercisable at lessee’s sole option) of at least twenty-five (25) years, and (b) Administrative Agent has determined that the ground lease is financeable in that it provides or allows (either in the ground lease or in a current valid estoppel letter executed by the landlord) for, without further consent from the landlord, (i) notice and right to cure to lessee’s lender, (ii) a pledge and mortgage of the leasehold interest, and (iii) recognition of a foreclosure of the leasehold interest including no prohibition on entering into a new lease with the lender.
“Eligible Qualified Property” means Qualified Real Property that satisfies all of the following requirements: (a) such property must be Wholly-Owned (if held within a Subsidiary of Borrower or the REIT, such Subsidiary shall be prohibited from incurring Recourse Debt) other than the Guaranty or a comparable Guaranty with respect to a Note

Purchase Agreement; (b) such property must be free from any material structural, title or environmental issues; and (c) such property must be controlled by Borrower or the REIT.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary of the Borrower directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials into the environment, or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding any debt securities convertible into any of the foregoing.
“Equity Percentage” means the aggregate ownership percentage of the REIT and its Subsidiaries in each Subsidiary or Unconsolidated Affiliate, which shall be calculated as follows: (a) for inclusion in Indebtedness, the REIT’s nominal capital ownership interest in the Subsidiary or the Unconsolidated Affiliate as set forth in the Subsidiary’s or the Unconsolidated Affiliate’s organizational documents, and (b) for all other purposes, the greater of (i) the REIT’s nominal capital ownership interest in the Subsidiary or the Unconsolidated Affiliate as set forth in the Subsidiary’s or the Unconsolidated Affiliate’s organizational documents, and (ii) the REIT’s economic ownership interest in the Subsidiary or the Unconsolidated Affiliate, reflecting the REIT’s share of income and expenses of the Subsidiary or the Unconsolidated Affiliate.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any other Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any other Loan Party or any of their ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any other Loan Party or any of their ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any other Loan Party or any of their ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any other Loan Party or any of their ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any other Loan Party or any of their ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any other Loan Party or any of their ERISA Affiliates of any notice, concerning the imposition upon the Borrower or any other Loan Party or any of their ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“EURIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Euros and for any Interest Period, the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period.
“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m., Brussels time, two TARGET Days prior to the commencement of such Interest Period. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with the Borrower.
“Euro” means the single currency of the Participating Member States.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Beneficial Interest” means a beneficial interest in a Delaware statutory trust that owns Exchange Property.
“Exchange Depositor” means each Subsidiary that is the depositor under a Delaware statutory trust that is part of the Exchange Program.

“Exchange Fee Titleholder” means the entity which is the owner of an asset pursuant to an exchange that qualifies, qualified, or is intended to qualify, as an exchange under Section 1031 of the Code, which asset is master leased to a Subsidiary of the REIT during the period before the exchange is either completed or fails.
“Exchange Program” means the program whereby Affiliates of the REIT will cause (a)(i) the formation of a Delaware statutory trust which will receive contributions of assets from the Borrower or an Affiliate of the REIT or acquire assets from third parties, in each case which assets will become Exchange Properties upon addition to the Exchange Program, and (ii) the sale of beneficial ownership interests in such Delaware statutory trust to Exchange Property Investors or (b) the sale of tenant in common interests in assets owned by the Borrower or an Affiliate of the REIT to Exchange Property Investors, and in each case will master lease such Properties to an Affiliate of the REIT (which master leases may be guaranteed by the REIT).
“Exchange Property” means an asset owned directly or indirectly by a Delaware statutory trust or TIC Owners in connection with the Exchange Program, provided that any such asset shall constitute an Exchange Property only so long as it is master leased to an Affiliate of the REIT which master lease may be guaranteed by the REIT.
“Exchange Property Investor” means any owner of an Exchange Beneficial Interest or owners of tenant in common interests in assets (“TIC Owners”).
“Exchange Property Master Lease” means a master lease pursuant to which an Exchange Property is master leased to an Affiliate of REIT.
“Exchange Property Owner” means the Delaware statutory trust or TIC Owners owning directly or indirectly an Exchange Property.
“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Swap Obligation, or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Loan Party or the grant by such Loan Party of a security interest becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Loan Party or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment or becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) or the inaccuracy or deficiency of any form or documentation provided thereunder and (d) any U.S. Federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of July 30, 2021, as amended by (i) that certain Amendment to Credit Agreement, dated as of December 20, 2021, (ii) that certain Second Amendment to Credit Agreement, dated as of March 24, 2023, (iii) that certain Extension Letter, dated as of November 7, 2023, (iv) that certain Third Amendment to Credit Agreement, dated as of May 17, 2024, and (v) that certain Extension Letter, dated as of October 29, 2024, among the Borrower, JPMCB, as administrative agent thereunder and the lenders party thereto.
“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” means the chief financial officer, chief operating officer, principal accounting officer, treasurer or controller of the Borrower.
“Fitch” means Fitch Ratings Inc.
“Fixed Charges Coverage Ratio” means the ratio of (a) the REIT’s EBITDA for the immediately preceding four (4) calendar quarters less the Capital Expenditure Reserve for such period; to (b) all of the (i) principal and Interest Expense paid on the REIT’s Indebtedness for such period (excluding balloon payments of principal due at the stated maturity of such Indebtedness, and any full or partial loan prepayments prior to the stated maturity thereof) plus (ii) dividends actually paid on account of preferred stock or preferred operating partnership units (but, for purposes of clarity, excluding dividends paid on common stock or operating partnership units that are convertible to common stock) of the Borrower or any other consolidated entity (including dividends actually paid to Unconsolidated Affiliates but excluding dividends paid to such consolidated entities).
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted TIBOR Rate, each Adjusted Daily Simple RFR, Adjusted Term CORRA Rate, Adjusted Daily Simple CORRA Rate, Adjusted Daily Simple SOFR Rate, Adjusted Daily Simple SONIA Rate or the Adjusted Australian Bill Rate, as applicable. For the avoidance of doubt the initial Floor for each of Adjusted Term SOFR Rate, Adjusted EURIBOR Rate, Adjusted TIBOR Rate, Adjusted Term CORRA Rate, Adjusted Daily Simple CORRA Rate, Adjusted Daily Simple SOFR Rate, Adjusted Daily Simple SONIA Rate, Adjusted Daily Simple RFR or the Adjusted Australian Bill Rate shall be 0.00%.
“FMV Option” means, for each Exchange Property, the option, but not the obligation, of the Borrower to, directly or indirectly, purchase such Exchange Property or the Exchange Beneficial Interests relating to such Exchange Property at fair market value at any time (i) beginning on the last day of the 24th month following the final closing of the sale of Exchange Beneficial Interests (such date is the “FMV Option Start Date”) and (ii) expiring on the last day of the 12th month following the FMV Option Start Date, and otherwise in accordance with the option under the applicable Exchange Property offering documents. The consideration for any such purchase shall be the issuance of units in the Borrower.
“FMV Option Start Date” has the meaning assigned to it under the definition of “FMV Option”.
“Foreign Currency” means the lawful currency of any of (a) the United Kingdom (British Pounds Sterling), (b) the European Economic Union (Euros), (c) Australia (the Australian Dollar), (d) Canada (the Canadian Dollar), or (e) Japan (Yen).
“Foreign Currency Letter of Credit” means any Letter of Credit denominated in Foreign Currency.

“Foreign Currency Sublimit” means the Dollar Equivalent of Revolving Loans denominated in Foreign Currency and Foreign Currency Letters of Credit, equal to fifty percent (50%) of the aggregate amount of the Lenders’ Revolving Loan Commitments.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to such Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to such Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantor” means, collectively, Hines Global Income Trust, Inc., a Maryland corporation, the Persons listed on Exhibit B attached hereto, and any other Person who from time to time has executed a Guaranty as required by the terms of this Agreement.
“Guaranty” means a guaranty in the form of Exhibit B-1 attached hereto, and collectively all of such Guaranties.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Healthcare Property” means Real Property that is used primarily for medical and/or healthcare purposes.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
“HGREH” means Hines Global Real Estate Holdings LP, a Delaware limited partnership.
“HILP” means Hines Interests Limited Partnership, a Delaware limited partnership.
“Hines Affiliate” means any Person that (i) is directly or indirectly Controlled by any one or more of Jeffrey C. Hines, Laura E. Hines-Pierce, HGREH, another Hines Affiliate and/or a Hines Family Trust or one or more members of the Hines Family, and (ii) has non-exclusive rights to use the “Hines” name and brand and to access the “Hines” support network in discharging its obligations under this Agreement.
“Hines Family” means any one or more of (i) Jeffrey C. Hines and Laura E. Hines-Pierce and their respective issue (including children and grandchildren by adoption); and/or (ii) the estate and spouses of any of the foregoing.
“Hines Family Trust” means a trust, the vested beneficiaries of which primarily consist of members of the Hines Family and in which the only trustees are Jeffrey C. Hines, Laura E. Hines-Pierce, members of the Hines Family, another Hines Affiliate and/or one or more current or retired executive officers of a Hines Affiliate.
“Hotel Occupancy Level” means the occupancy level of a Hotel with rooms let to bona fide guests paying the room rate required by the Hotel, based on the average number of hotel rooms let on each day for the six (6) months immediately preceding the date of determination.
“Hotels” means Real Property that is used primarily for the operation of a hotel, which may include ancillary uses such as restaurant and conference uses.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and demand guarantees and similar independent undertakings, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) payments received in consideration of sale of an ownership interest in the Borrower when the interest so sold is determined, and the date of delivery is, more than one (1) month after receipt of such payment and only to the extent that the obligation to deliver such interest is not payable solely in such interest of such Person, and (l) all obligations, contingent or otherwise, of such Person with respect to any Hedging Agreements that are not secured by Real Property. For purposes of determining Indebtedness, the “principal amount” of the obligations of Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Each of the components of Indebtedness shall be calculated on a consolidated basis in accordance with GAAP, as applicable, and including (without duplication) the Equity Percentage of Indebtedness for the REIT’s Subsidiaries and Unconsolidated Affiliates. Notwithstanding the foregoing, Indebtedness shall not include (a) any liability under an Exchange Property Master Lease (including any guaranty thereof by the Borrower) that would otherwise constitute indebtedness for the purposes of GAAP, (b) any Indebtedness associated with or attributed to an Exchange Property, other than such Person’s pro rata share (corresponding to the pro rata share of the Exchange Beneficial Interests in the Exchange Property Owner or the tenant in common interests that are owned by such Person) of such Indebtedness or (c) any “non-existent” financial obligation liability in respect of an Exchange Property added to the REIT’s balance sheet that would otherwise constitute indebtedness for the purposes of GAAP.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” has the meaning assigned to it in Section 9.03(c).
“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.
“Industrial Property” means Real Property that is used primarily for service center/light industrial/bulk warehouse (not heavy manufacturing) purposes.

“Ineligible Institution” has the meaning assigned to it in Section 9.04(b).
“Information” has the meaning assigned to it in Section 9.12.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrower.
“Interest Expense” means all of a Person’s paid, accrued or capitalized interest expense (excluding from capitalized interest expense funds available to be drawn for interest expense on a construction loan, either from the loan or an established reserve account) on such Person’s Indebtedness (whether direct, indirect or contingent, and including, without limitation, interest on all convertible debt but not non-cash interest expense on convertible debt), and including (without duplication) the Equity Percentage of Interest Expense for the REIT’s Subsidiaries and Unconsolidated Affiliates, after (i) taking into account and giving effect to the positive and negative effects of any applicable interest rate hedges and (ii) with respect to any interest rate hedging premium paid, amortizing such premium over the term of such hedge.
“Interest Payment Date” means (a) with respect to any ABR Loan, (1) the last day of each calendar month and (2) the Maturity Date, (b) with respect to any RFR Loan (1) each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (2) the Maturity Date and (c) with respect to any Term Benchmark Loan, (1) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term Benchmark Borrowing with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period and (2) the Maturity Date.
“Interest Period” means (x) with respect to any Term Benchmark Borrowing denominated in U.S. Dollars and Australian Dollars, Euros or Yen, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1), three (3) or six (6) months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for any Agreed Currency other than Canadian dollars), as the Borrower may elect and (y) with respect to any Term Benchmark Borrowing denominated in Canadian dollars, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one (1) or three (3) months thereafter (subject to the availability for the Benchmark applicable to the relevant Loan or Commitment for Canadian dollars), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in such Borrowing Request or Interest Election Request. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“International Real Property” means any Real Property that is not Domestic Real Property.
“Investment Grade Rating” means a credit rating of BBB-/Baa3 (or the equivalent) or higher from Fitch, Moody’s or S&P.
“IRS” means the United States Internal Revenue Service.
“Issuing Bank” means each of JPMorgan Chase Bank, N.A., Bank of America, N.A. and Wells Fargo Bank, National Association, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Bank with respect thereto.
“Japanese Prime Rate” means for any Loan denominated in Yen the greater of (a) (i) the Japanese local bank prime rate plus (ii) the Japanese Prime Rate Adjustment and (b) the Floor.
“Japanese Prime Rate Adjustment” means, for any day, for any Loan denominated in Yen, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the TIBOR Rate for the five most recent Business Days preceding such day for which the TIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest TIBOR Rate applicable during such period of five Business Days) minus (ii) the Japanese Prime Rate in effect on the last Business Day in such period; provided, that for purposes of this definition, the Japanese Prime Rate shall be determined disregarding clause (a)(ii) of the definition of such term. For purposes of this definition, the TIBOR Rate on any day shall be based on the TIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in Yen for a maturity of one month.
“JPMCB” means JPMorgan Chase Bank, N.A., in its individual capacity.
“Judgment Currency” has the meaning assigned to it in Section 9.14.
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms in the governing rules or laws or of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Bank and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Lender-Related Person” has the meaning assigned to it in Section 9.03(b).
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or otherwise, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks.
“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement.
“Letter of Credit Agreement” has the meaning assigned to it in Section 2.06(b).
“Leverage Grid” has the meaning set forth in the definition of “Applicable Rate”.
“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Life Science Property” means Real Property that is used for laboratory space and related offices in connection with the study and development of scientific discoveries.
“Loan Documents” means this Agreement, the Notes, the Guaranties and all other instruments, agreements and written obligations executed and delivered by any of the Loan Parties in connection with the transactions contemplated hereby.
“Loan Parties” means the Borrower and each Guarantor.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, and shall mean either the Revolving Loans or the Term Loan, or both, as applicable.
“Major Acquisition” means (i) any single acquisition of a Person or assets by the REIT that has a gross purchase price equal to or greater than ten percent (10.0%) of the then Total Asset Value (without giving effect to the acquisition), or (ii) one or more acquisitions of one or more Persons or assets by the REIT in any two (2) consecutive calendar quarters which in the aggregate have a gross purchase price equal to or greater than ten percent (10.0%) of the Total Asset Value (without giving effect to the acquisition).
“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the REIT and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform any of its obligations under this Agreement, or (c) the rights of or benefits available to the Lenders under this Agreement.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding (a) $25,000,000 for Recourse Debt, and (b) $60,000,000 for all other such Indebtedness. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Maturity Date” means, with respect to all Loans, the later of (a) March 12, 2028 and (b) if the maturity date is extended pursuant to Section 2.22, such extended maturity date as determined pursuant to such Section; provided, however, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maximum Rate” has the meaning assigned to it in Section 9.13.
“Medical Property” means Real Property that is used for rental of medical office space.
“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Multifamily Residential Property” means Real Property that is used primarily for multifamily residential apartments, which may include ancillary uses such as retail uses.
“Net Operating Income” means, for any income producing operating Real Property, the difference between (a) any rental revenues (other than those paid or payable other than in cash), proceeds and other income received from such property, including all pass-through reimbursables (to the extent the expense being reimbursed is included as an expense in clause (b) below), early lease termination or other penalties to the extent they replace revenue which would have been earned during the same period, proceeds from rental interruption insurance, and percentage rent (but excluding security or other deposits, or other income of a non-recurring nature) during the determination period, less (b) an amount equal to all costs and expenses (excluding interest expense, income taxes and any expenditures that are capitalized in accordance with GAAP) incurred as a result of, or in connection with, or properly allocated to, the operation or leasing of such property during the determination period; provided, however, that the amount for the expenses for the management of a property included in clause (b) above shall be set at actual management fees paid to third parties or charged internally at a market rate. Net Operating Income shall be calculated on a consolidated basis in accordance with GAAP, and including (without duplication) the Equity Percentage of Net Operating Income for the REIT’s Subsidiaries and Unconsolidated Affiliates. For such Properties owned for less than one full quarter, the Net Operating Income for such full quarter shall be determined on a proforma basis based on performance during such partial quarter, grossed up for the full calculation period, which performance information may be derived from information provided by the prior owner of such Property for that portion of such partial quarter prior to the acquisition of such Property, or if such information is not reasonably available, based on in place Net Operating Income.
“Net Worth” means Total Asset Value less Indebtedness of the REIT.
“Note” means a promissory note in the form attached hereto as Exhibit C payable to a Lender evidencing certain of the obligations of the Borrower to such Lender and executed by the Borrower, as the same may be amended, supplemented, modified or restated from time to time; “Notes” means, collectively, all of such Notes outstanding at any given time.
“Note Purchase Agreement” means, collectively, any note purchase agreements or comparable agreements for Unsecured Debt by and among the Borrower and the note purchasers party thereto, in each case as may be amended, restated, refinanced, replaced, and otherwise modified from time to time.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate”

means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 0.00%, such rate shall be deemed to be 0.00% for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower, any other Loan Party or any Affiliate thereof of any proceeding under any debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed or allowable claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.
“Occupancy Level” means the occupancy level of a Real Property other than Hotels that is leased to bona fide tenants (including (a) leases to Affiliates of any Loan Party or the subject property manager (or any of their respective Affiliates) up to a maximum amount of space covered by such leases (including expansion options) of five percent (5.0%) of the net rentable space in the applicable project, and (b) leases or management arrangements for co-working space which if operated or managed by a Hines Affiliate must be on market rates and terms) paying rent required under written leases, based on the square feet of occupancy at the time of determination.
“Office Buildings” means Real Property that is used primarily for general office space, which may include ancillary uses such as retail and restaurant uses.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Documents).
“Other Taxes” means all present or future stamp, court, documentary intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are

Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to under Section 2.19).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar transactions denominated in Dollars by U.S. managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate, and (b) with respect to any amount denominated in a Foreign Currency, an overnight rate determined by the Administrative Agent or the Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation.
“Participant” has the meaning assigned to such term in Section 9.04.
“Participant Register” has the meaning assigned to such term in Section 9.04(c).
“Participating Member State” means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
“Patriot Act” has the meaning assigned to such term in Section 9.15.
“Payment” has the meaning assigned to it in Section 8.06(c).
“Payment Notice” has the meaning assigned to it in Section 8.06(c).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Periodic Term CORRA Determination Day” has the meaning assigned to it in the definition of “Term CORRA”.
“Permitted Encumbrances” means:
(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.04;
(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (j) of Section 7.01;
(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary of the Borrower;
(g)    rights reserved to or vested in any municipality or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of the property of such Person;
(h)    Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances that do not constitute Indebtedness of any bank accounts, commodity trading accounts or other brokerage accounts of the Loan Parties held at such banks or financial institutions, as the case may be, in the ordinary course of business;
(i)    Liens deemed to exist in connection with investments in repurchase agreements constituting any Permitted Investment; and
(j)    Liens created pursuant to Sections 2.06(j) and 2.11(c).
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Investments” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within two hundred seventy (270) days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
(c)    investments in certificates of deposit, banker’s acceptances and time deposits maturing within one hundred eighty (180) days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of

America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)    fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e)    money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s, and (iii) have portfolio assets of at least $5,000,000,000.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any other Loan Party or any of their ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.
“Pool Value” means the sum of (without duplication) (a) the aggregate Value of all of the Real Property in the Unencumbered Pool (subject to the limitations set forth in Section 5.11); plus (b) the amount of any cash and cash equivalents of the REIT not subject to Lien, excluding tenant security and other restricted deposits, in excess of $20,000,000 in the aggregate; plus (c) 70% of the aggregate Qualified Liquid Debt and Securities owned by the REIT not subject to a Lien, not to exceed 10% of Pool Value after giving effect to the Qualified Liquid Debt and Securities; plus (d) the amount of all Eligible Cash 1031 Proceeds resulting from the sale of Unencumbered Properties; provided that no more than ten percent (10%) of Pool Value may be attributable in the aggregate to Exchange Properties (prior to the exercise of the FMV Option with respect to any such Exchange Property that becomes an Eligible Property and added to the Unencumbered Pool).
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Financial Center” means, in the case of any Foreign Currency, the principal financial center where such Foreign Currency is cleared and settled, as determined by the Administrative Agent.
“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.
“Production Studio” means Real Property that is used primarily for media production and/or a film studio.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” has the meaning assigned to it in Section 9.19.
“Qualified ECP Loan Party” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Liquid Debt and Securities” means Permitted Investments that are (a) common and preferred stock issued by companies domiciled in the United States that are freely traded on the New York Stock Exchange, the NYSE American or NASDAQ Market, and have share prices, as quoted by such applicable exchange, of at least $10.00 per share, and (b) debt that is marketable and convertible into cash that has a Moody’s/S&P credit rating of Baa3/BBB+ or better.
“Qualified Real Property” means Real Property that (a) is not subject to a Lien in any manner, other than Permitted Encumbrances, and (b) is not subject to or affected by any limiting agreement as described in Section 6.08 of this Agreement.
“Rating Agency” means each of S&P, Moody’s and Fitch.
“Ratings Grid” has the meaning set forth in the definition of “Applicable Rate”.
“Real Property” means, collectively, all interest in any land and improvements located thereon (including Eligible Ground Leases and direct financing leases of land and improvements owned by a Person), together with all equipment, furniture, materials, supplies and personal property now or hereafter located at or used in connection with the land and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by any Person.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender, and (c) any Issuing Bank, as applicable.
“Recourse Debt” means Indebtedness of the REIT and any of its Subsidiaries for which the obligor (including as a guarantor) has personal liability in addition to the value of the collateral.
“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S Government Securities Days preceding the date of such setting, (2) if such Benchmark is EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is TIBOR Rate, 11:00 a.m. Japan time two Business Days preceding the date of such setting, (4) if the RFR for such Benchmark is SONIA, then four RFR Business Days prior to such setting, (5) if such Benchmark is AUD Screen Rate, 11:00 a.m. Sydney time two Business Days preceding the date of such setting, (6) ) if, following a Benchmark Transition Event and Benchmark Replacement Date with respect to Term CORRA, the RFR for such Benchmark is Daily Simple CORRA, then four RFR Business Days prior to such setting, (7) if such Benchmark is the Adjusted Term CORRA Rate, 1:00 p.m. Toronto local time on the day that is two Business Day preceding the date of such setting (7) if the RFR for such Benchmark is Daily Simple SOFR, then four RFR Business Days prior to such setting and (8) ) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, the TIBOR Rate, SONIA, Daily Simple SOFR, Daily Simple CORRA or the Adjusted Term CORRA Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning assigned to such term in Section 9.04.
“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Regulatory Authority” has the meaning assigned to such term in Section 9.12.
“REIT” means Hines Global Income Trust, Inc., a Maryland corporation.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the indoor or outdoor environment or into or out of any property.
“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in Euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Yen, the Bank of Japan, or a committee officially endorsed or convened by the Bank of Japan or, in each case, any successor thereto, (v) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto and (v) with respect to a Benchmark Replacement in respect of Loans denominated in any other Agreed Currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement, or (2) the administrator of such Benchmark Replacement, or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors, or (4) the Financial Stability Board or any part thereof.
“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Yen, the TIBOR Rate, (iv) with respect to any Borrowing denominated in Sterling, the applicable Daily Simple RFR, (v) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the Adjusted AUD Screen Rate, or (vi) with respect to any Term Benchmark Borrowing denominated in Canadian dollars, the Term CORRA, as applicable.
“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing denominated in Dollars, the Term SOFR Reference Rate, (ii) with respect to any Term Benchmark Borrowing denominated in Euros, the EURIBOR Screen Rate, (iii) with respect to any Term Benchmark Borrowing denominated in Yen, the TIBOR Screen Rate, (iv) with respect to any Term Benchmark Borrowing denominated in Australian Dollars, the AUD Screen Rate, or (v) with respect to any Term Benchmark Borrowing denominated in Canadian dollars, Term CORRA, as applicable.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures, Term Loans and unused Commitments representing more than 50.0% of the sum of the total Revolving Credit Exposures, Term Loans and unused Commitments at such time; provided that, for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, any Lender that is the Borrower, or any Affiliate of the Borrower shall be disregarded.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the president, Financial Officer or other executive officer of the Borrower.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.
“Retail Property” means Real Property that is used primarily as a retail shopping center, which may include ancillary uses such as office, medical and restaurant uses.
“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.
“Revaluation Date” means (a) with respect to any Loan denominated in any Foreign Currency, each of the following: (i) the date of the Borrowing of such Loan, and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement and (B) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in a Foreign Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month, and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.
“Revolving Loan” means a Loan made pursuant to Section 2.03.
“Revolving Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of

Credit, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or increased from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Loan Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Loan Commitments is $650,000,000.
“RFR” means, for any RFR Loan denominated in (a) Sterling, SONIA, (b) Dollars (solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term SOFR Rate), Daily Simple SOFR and (c) Canadian dollars (solely following a Benchmark Transition Event and a Benchmark Replacement Date with respect to the Term CORRA), Daily Simple CORRA.
“RFR Administrator” means the SONIA Administrator or the SOFR Administrator.
“RFR Borrowing” means, as to any Borrowing, the RFR Loans comprising such Borrowing.
“RFR Business Day” means, for any Loan denominated in (a) Sterling, any day except for (i) a Saturday, (ii) a Sunday, or (iii) a day on which banks are closed for general business in London, (b) Dollars, a U.S. Government Securities Business Day and (c) Canadian dollars, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which commercial banks in Toronto are authorized or required by law to remain closed.
“RFR Interest Day” has the meaning specified in the definition of “Daily Simple RFR”.
“RFR Loan” means a Loan that bears interest at a rate based on the Adjusted Daily Simple RFR.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Effective Date, the so - called Donetsk People’s Republic, the so- called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).
“Sanctioned Person” means, at any time, any Person subject or target of any Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including by Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, U.S. Department of Commerce or by the United Nations Security Council, the European Union, any European Union member state,

His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) (including, without limitation for purposes of defining a Sanctioned Person, as ownership and control may be defined and/or established in and/or by any applicable laws, rules, regulations, or orders).
“Sanctions” means economic or financial sanctions, trade embargoes or similar restrictions imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“Secured Debt” means the Indebtedness of the REIT and any of its Subsidiaries secured by a Lien.
“Secured Recourse Debt” means Secured Debt that is Recourse Debt.
“Self-Storage Property” means Real Property that is used for rental of storage units or space.
“Senior Housing Property” means Real Property that is used primarily for rental for senior living or assisted living residential purposes.
“Sharing Event” means (i) the occurrence of an Event of Default with respect to a Loan Party under clauses (g) or (h) of Section 7.01, or (ii) the acceleration of the maturity date of the Loans by the Administrative Agent upon the occurrence of an Event of Default.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Date” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities, including contingent debts and liabilities, beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.
“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
“Stabilization Date” means, with respect to a property, the earlier of (a) twelve (12) months after substantial completion of new construction or development, or (b) the first date the Occupancy Level is at least ninety percent (90%) and the Hotel Occupancy Level is at least seventy-five percent (75%).
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted Australian Bill Rate, the Adjusted EURIBOR Rate or Adjusted TIBOR Rate, as applicable, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans. Such reserve percentage shall include those imposed pursuant to Regulation D. Term Benchmark Loans for which the associated Benchmark is adjusted by reference to the Statutory Reserve Rate (per the related definition of such Benchmark) shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” or “£” mean the lawful currency of the United Kingdom.

“Subordinated Debt” means Unsecured Debt owed to Hines Interests Limited Partnership or Persons Controlled by Hines Interests Limited Partnership, and subordinated to the payment of the Indebtedness incurred under this Agreement and any Liens securing the Indebtedness incurred under this Agreement on terms satisfactory to the Administrative Agent.
“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent and/or one or more subsidiaries of the parent.
“Supported QFC” has the meaning assigned to it in Section 9.19.
“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.
“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Benchmark” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, the Adjusted Australian Bill Rate or the Adjusted Term CORRA Rate.
“Term CORRA” means, with respect to any Term Benchmark Borrowing denominated in Canadian dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a

Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day.
“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.
“Term CORRA Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term CORRA Reelection Event.
“Term CORRA Reelection Event” means the determination by the Administrative Agent that (a) Term CORRA has been recommended for use by the Relevant Governmental Body, (b) the administration of Term CORRA is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event, has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.14(a) that is not Term CORRA.
“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.
“Term Loan” means a Loan made pursuant to clause (b) in Section 2.01.
“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make a Term Loan hereunder in an amount not exceeding the amount set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Term Loan Commitments is $700,000,000.
“Term SOFR Determination Day” has the meaning assigned to it under the definition of “Term SOFR Reference Rate”.
“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.
“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum published by the CME Term SOFR Administrator and identified by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then, so long as such day is otherwise a

U.S. Government Securities Business Day, the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than five (5) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“TIBOR Rate” means, with respect to any Term Benchmark Borrowing denominated in Yen and for any Interest Period, the TIBOR Screen Rate two Business Days prior to the commencement of such Interest Period.
“TIBOR Screen Rate” means the Tokyo interbank offered rate administered by the Ippan Shadan Hojin JBA TIBOR Administration (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on page DTIBOR01 of the Reuters screen (or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as selected by the Administrative Agent from time to time in its reasonable discretion) as published at approximately 1:00 p.m. Japan time two Business Days prior to the commencement of such Interest Period.
“TIC Owners” has the meaning set forth in the definition of “Exchange Property Investor”.
“Total Asset Value” means the sum of (without duplication) (a) the aggregate Value of all of the REIT’s, the Borrower’s, any of the REIT’s Subsidiaries’, and any Exchange Property Owner’s or any Exchange Fee Titleholder’s Real Property, multiplied by the Equity Percentage for that REIT Subsidiary, Exchange Property Owner or Exchange Fee Titleholder; plus (b) the amount of any cash and cash equivalents, excluding tenant security and other restricted deposits (other than as allowed by clause (e) of this definition) of the REIT in excess of $20,000,000.00 in the aggregate; plus (c) investments in the REIT’s Unconsolidated Affiliates that are engaged primarily in the business of investment in and operation of Real Property, valued at an amount equal to the Value of each Unconsolidated Affiliate’s Real Property multiplied by the Equity Percentage for that Unconsolidated Affiliate; plus (d) loans, advances and extensions of credit that are made by the REIT or any of its Subsidiaries or Unconsolidated Affiliates that are not then in default (calculated on the book value of the investment in accordance with GAAP, multiplied in the case of Subsidiaries of the REIT and Unconsolidated Affiliates by the Equity Percentage for that Subsidiary or Unconsolidated Affiliate); plus (e) earnest money deposits for potential Real Property acquisitions where the potential beneficiary of the deposit is not claiming that the underlying purchase agreement is in default, not to exceed 5% of Total Asset Value after giving effect to such deposits; plus (f) 70% of the Qualified Liquid Debt and Securities owned by the REIT, not to exceed 10% of Total Asset Value after giving effect to the Qualified Liquid Debt and Securities; plus (g) the amount of all Eligible Cash 1031 Proceeds. If the FMV Option for any Exchange Property owned by an Exchange Property Owner has expired, then for purposes of calculating Total Asset Value for such Exchange Property, only the pro rata share of the Property Value for such Exchange Property (corresponding to the pro rata share of the Exchange Beneficial Interests in such Exchange Property Owner or the tenant in common interests that are still owned by the REIT, the Borrower and all Subsidiaries that are required to be consolidated with them for financial reporting purposes under GAAP) shall be counted. The Value of each of the following included in Total Asset Value shall be limited to the stated percentage of Total Asset Value after giving effect to such asset: (i) undeveloped land and projects under construction or development: 15%, (ii) investments in Unconsolidated Affiliates: 15%, (iii) investments in loans: 10%, (iv) investments in Exchange Properties: 20% and (v) the aggregate of (i), (ii), (iii) and (iv) above and earnest money deposits: 25%. The components of Total Asset Value shall be calculated on a consolidated basis in accordance with GAAP, as applicable. Notwithstanding anything to the contrary contained herein, any calculation of Total Asset Value with respect to any Subsidiaries of the REIT that are not Wholly-Owned Subsidiaries or any non-wholly owned Exchange Fee Titleholder shall be determined on an ‘at share’ basis.
“Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the borrowing of’ Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, Adjusted Daily Simple RFR, the Adjusted EURIBOR Rate, the Alternate Base Rate, the Adjusted TIBOR Rate, the Adjusted Australian Bill Rate or the Adjusted Term CORRA Rate.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unconsolidated Affiliate” means, with respect to any Person (the “parent”), at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would not be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with full consolidation method GAAP as of such date.
“Unencumbered Interest Coverage Ratio” means the ratio of (a) the Adjusted Net Operating Income for the Unencumbered Pool for the immediately preceding four (4) calendar quarters, to (b) the greater of (i) the REIT’s Interest Expense on all of the Unsecured Debt other than Subordinated Debt for the immediately preceding four (4) calendar quarters or (ii) an amount equal to the Unsecured Debt other than Subordinated Debt on the determination date multiplied by five and one-half percent (5.50%) per annum. If the applicable Real Property has not been owned for all of the twelve (12) preceding months, then the calculation of the ratio for clause (ii) shall use the annualized Adjusted Net Operating Income for that property based on the period of ownership.
“Unencumbered Pool” has the meaning assigned to such term in Section 5.11.
“Unencumbered Value Ratio” means the ratio (expressed as a percentage) of (a) the Unsecured Debt other than Subordinated Debt to (b) aggregate Pool Value.
“Unsecured Debt” means Indebtedness of the REIT and its Subsidiaries which is not Secured Debt, including the Loans.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning assigned to it in Section 9.19.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).
“Value” means for all Real Property owned by the REIT or a Subsidiary of the REIT, the sum of the valuation of each property which was included in the determination of the most recent monthly Net Asset Value (“NAV”) that was publicly disclosed by the REIT. The REIT publicly determines its NAV monthly, which is the basis for the price at which it issues and redeems shares of its stock pursuant to its public stock offerings. The values of the properties used in determining the NAV may be determined by the REIT’s Advisor, by independent third party appraisal firms, or may be the gross purchase price (for up to twelve (12) months after the acquisition of the property). Each property will be appraised by a third-party appraisal firm at least once every twelve (12) months and that most recent appraised value is used in determining the NAV. Such appraisals will be performed by independent third parties, and (a) if for Domestic Real Property, in accordance with the Appraisal Foundation’s Uniform Standards of Professional Appraisal Practice and by personnel who are members of the Appraisal Institute and have the MAI designation, (b) if for International Real Property not located in Australia, in accordance with the professional standards as published by the Royal Institution of Chartered Surveyors, and (c) if for Real Property located in Australia, in accordance with the Australian Property Institute and the International Valuation Standards. In addition, all monthly valuations are subject to the review by and approval of Altus Group, Inc., an independent third-party valuation firm.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Wholly-Owned” means, with respect to any Real Property, Equity Interest, or other property owned or leased, that 100% of the title to such property is held directly or indirectly by, or 100% of such property is leased directly or indirectly by, the REIT or a Subsidiary of the REIT.
“Wholly-Owned Subsidiary” means, with respect to the REIT on any date, any corporation, partnership, limited liability company or other entity of which 100% of the equity securities or other ownership interests and 100% of the ordinary voting power are, as of such date, directly or indirectly, owned and controlled by the REIT.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
“Yen” means the lawful currency of Japan.
SECTION 1.02Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan”, an “RFR Loan” or an “Alternate Base Rate Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing” or an “RFR Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing”).
SECTION 1.03Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and

Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law, rule or regulation herein shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04Accounting Terms; GAAP.
(a)Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or Subsidiary at “fair value”, as defined therein, and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.
(b)Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842) (“FAS 842”), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2018, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.
SECTION 1.05Currencies; Currency Equivalents.
(a)The Administrative Agent or the Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Term Benchmark Borrowings or RFR Borrowings or Letter of Credit extensions denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(b)Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Term Benchmark Loan or an RFR Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.
SECTION 1.06Interest Rates: Benchmark Notification. The interest rate on a Loan denominated in dollars or a Foreign Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event or a Term CORRA Reelection Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
SECTION 1.07Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.
SECTION 1.08Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

ARTICLE II
The Credits
SECTION 2.01Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make (a) Revolving Loans in Dollars or in one or more Alternative Currencies to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10) in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Loan Commitment or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Loan Commitments; and (b) Term Loans to the Borrower in Dollars in one Borrowing made as of the Effective Date in all cases in an aggregate principal amount that will not result in such Lender’s Term Loans exceeding such Lender’s Term Loan Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Each Lender’s agreement to make Revolving Loans denominated in Foreign Currency and to issue and participate in Foreign Currency Letters of Credit is subject to (1) such Foreign Currency being readily available to the Administrative Agent and to all Lenders and being freely transferable and freely convertible to dollars in the London foreign exchange market, and (2) Reuters (or any successor thereto) reporting a Term SOFR Rate or EURIBOR Screen Rate for such Foreign Currency (with a BBSY rate for Australian dollars, CDOR for Canadian dollars and TIBOR for Japanese Yen) relating to the applicable Interest Period. In no event shall the aggregate amount of Revolving Loans denominated in Foreign Currency plus the LC Exposure for Foreign Currency Letters of Credit exceed the Foreign Currency Sublimit, or the aggregate amount of the Lenders’ Revolving Loan Commitments, whichever is less.
SECTION 2.02Loans and Borrowings.
(a)Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)Subject to Section 2.14, each Revolving Borrowing or Term Loan shall be comprised in the case of Borrowings in Dollars, entirely of ABR Loans, Term Benchmark Loans or RFR Loans as the Borrower may request in accordance herewith; provided, however, no RFR Loans shall be available for Dollars except to the extent provided in Section 2.14 with respect to a Benchmark Replacement. ABR Loans may only be in Dollars and Term Benchmark Loans may be in Dollars or, if a Term Benchmark Revolving Loan, in a Foreign Currency. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)At the commencement of each Interest Period for any Term Benchmark Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $1,000,000.00 and not less than the Dollar Equivalent of $5,000,000.00. At the time that each ABR Borrowing or RFR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Dollar Equivalent of $1,000,000.00 and not less than the Dollar Equivalent of $5,000,000.00; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments for the applicable Class or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten

(10) Term Benchmark Revolving Borrowings and ten (10) Term Benchmark Term Loan Borrowings outstanding.
(d)Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by submitting a Borrowing Request (a)(i)(x) in the case of a Term Benchmark Borrowing denominated in Dollars, not later than 11:00 a.m., Chicago, Illinois time, three U.S. Government Securities Business Days before the date of the proposed Borrowing or (y) in the case of an RFR Borrowing denominated in Dollars, not later than 11:00 a.m., Chicago, Illinois time, five (5) U.S. Government Securities Business Days before the date of the proposed Borrowing, (ii) in the case of a Term Benchmark Borrowing denominated in Euros, Yen, Australian Dollars or Canadian Dollars, not later than 12:00 p.m., Chicago, Illinois time, three Business Days before the date of the proposed Borrowing, and (iii) in the case of an RFR Borrowing denominated in Sterling, not later than 11:00 a.m., Chicago, Illinois time, five RFR Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., Chicago, Illinois time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., Chicago, Illinois time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower; provided that, if such Borrowing Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)The Agreed Currency and aggregate amount of the requested Borrowing;
(ii)the date of such Borrowing, which shall be a Business Day;
(iii)whether such Borrowing is to be an ABR Borrowing, a Term Benchmark Borrowing or, if available, a RFR Borrowing, and if such Term Benchmark Revolving Borrowing is to be other than in dollars, the type and amount of the Foreign Currency being requested;
(iv)in the case of a Term Benchmark Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the currency of a Borrowing is specified, then the requested Revolving Borrowing shall be made in Dollars. If no election as to the Type of Revolving Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing made in Dollars. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative

Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.03, a CBR Loan or, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to (x) the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR or (y) Term CORRA, an RFR Loan bearing interest based on Daily Simple CORRA (it being understood and agreed that a Central Bank Rate, the Canadian Prime Rate, the Japanese Prime Rate, Daily Simple SOFR and Daily Simple CORRA shall only apply to the extent provided in Sections 2.08(e) (solely with respect to the Central Bank Rate), the Canadian Prime Rate, the Japanese Prime Rate), 2.14(a) and 2.14(f)), as applicable.
SECTION 2.04Intentionally Omitted.
SECTION 2.05Intentionally Omitted.
SECTION 2.06Letters of Credit.
(a)General. Subject to the terms and conditions set forth herein, the Borrower may request any Issuing Bank to issue Letters of Credit denominated in any Agreed Currency as the applicant thereof for the support of its or its and/or the REIT’s Subsidiaries’ obligations, in a form reasonably acceptable to such Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The total amount of Loans denominated in Foreign Currency plus the LC Exposure for Foreign Currency Letters of Credit shall not exceed the Foreign Currency Sublimit, in each case with the Dollar Equivalent of the LC Exposure of Foreign Currency Letters of Credit determined as of the later of the most recent Revaluation Date and the date of the issuance of the applicable Foreign Currency Letter of Credit. If the total amount of Loans denominated in Foreign Currency plus the LC Exposure for Foreign Currency Letters of Credit exceeds the Foreign Currency Sublimit, then the Borrower must take the actions required by Section 2.11(c). Notwithstanding anything to the contrary contained herein, the Issuing Bank shall not be obligated to issue a Foreign Currency Letter of Credit if it has determined that it is unlawful to fund obligations in the Foreign Currency in which it is to be denominated.
(b)Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the respective Issuing Bank) to an Issuing Bank selected by it and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension, but in any event no less than three (3) Business Days) a written notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the respective Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension, (i) the LC Exposure of each of JPMCB, Bank of America, N.A. and Wells Fargo Bank, National Association, as Issuing Bank, shall not exceed $10,000,000 in the aggregate for all Issuing Banks, (ii) no more than ten (10) Letters of Credit shall be outstanding and (iii) the Revolving Credit Exposure of all Lenders in all Foreign Currencies shall not exceed the Foreign Currency Sublimit. An Issuing Bank shall not be under any obligation to issue, amend or extend any Letter of Credit if:
(i)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing, amending or extending such Letter of Credit, or request that such Issuing Bank refrain from issuing, amending or extending such Letter of Credit, or any law applicable to such Issuing Bank shall prohibit, the issuance, amendment or extension of letters of credit generally or such Letter of Credit in particular, or any such order, judgment or decree, or law shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital or liquidity requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Effective Date and that such Issuing Bank in good faith deems material to it; or
(ii)    the issuance, amendment or extension of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally.
(c)Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one (1) year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, one (1) year after such extension) and (ii) the date that is ten (10) days prior to the Maturity Date for Revolving Loans (including the extension periods provided in Section 2.22 so long as the Borrower remains qualified to exercise the extension.
(d)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the term thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit (using the Dollar Equivalent thereof in the case of any Foreign Currency Letters of Credit). In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the respective Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section (using the Dollar Equivalent thereof in the case of any Foreign Currency Letters of Credit), or of any reimbursement payment required to be refunded to the Borrower for any reason, including after the Maturity Date. Each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit and to make payments in respect of such acquired participations are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments.
(e)Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in the currency of such LC Disbursement equal to such LC Disbursement not later than 12:00 noon, Chicago, Illinois time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Chicago, Illinois time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, Chicago, Illinois time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that (x) if such LC Disbursement is denominated in Dollars, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount or (y) if such LC Disbursement is denominated in a Foreign Currency, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be converted into an equivalent amount of an ABR Revolving Borrowing denominated in Dollars in an amount equal to the Dollar Equivalent of such Foreign Currency, and, in each case, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage (based on the Revolving Loan Commitment) thereof (using the Dollar Equivalent thereof in the case of any Foreign Currency Letters of Credit). Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the respective Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the respective Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and, except as provided below, irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder or (v) any adverse change in the relevant exchange rates or in the availability of the relevant Foreign Currency to the Borrower or any Subsidiary or in the relevant currency markets generally. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, document, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the respective Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)Disbursement Procedures. The Issuing Bank for any Letter of Credit shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy or electronic mail) of such demand for payment if such Issuing Bank has made or will make an LC Disbursement thereunder; provided that such notice need not be given prior to payment by the Issuing Bank and any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)Interim Interest. If the Issuing Bank for any Letter of Credit shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full in the applicable currency on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank for such LC Disbursement shall be for the account of such Lender to the extent of such payment.
(i)Replacement and Resignation of an Issuing Bank. (i) An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (x) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.
(i)Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.06(i)(i) above.
(j)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 51% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account or accounts with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “Collateral Account”), an amount in cash equal to 100% of the LC Exposure in the applicable currencies as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 7.01(g) or (h). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remain outstanding after the expiration date specified in said paragraph (c), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 100% of such LC Exposure as of such date plus any accrued and unpaid interest thereon.
The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 51% of the total LC Exposure), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3)Business Days after all Events of Default have been cured or waived.

(k)Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of the Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit.  The Borrower hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
SECTION 2.07Funding of Borrowings.
(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 12:00 noon, Chicago, Illinois time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that (i) Loans denominated in a Foreign Currency shall be credited to an account of the Borrower with a bank other than JPMCB, as directed by the Borrower in the Borrowing Request, and (ii) ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans, or in the case of Foreign Currencies, in accordance with market practice, in each case, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.08Interest Elections.
(a)Each Borrowing initially shall be of the Type and Agreed Currency specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(b)To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and shall be signed by a Responsible Officer of the Borrower; provided that, if such Interest Election Request is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent.
(c)Each Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)the Agreed Currency and principal amount of Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof; the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing (in the case of Borrowings denominated in Dollars), a Term Benchmark Borrowing or, if available, a RFR Borrowing; and
(iv)if the resulting Borrowing is a Term Benchmark Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
Notwithstanding the foregoing, in no event shall the Borrower be permitted to request pursuant to this Section 2.08(c) a CBR Loan or, prior to a Benchmark Transition Event and Benchmark Replacement Date with respect to (x) the Term SOFR Rate, an RFR Loan bearing interest based on Daily Simple SOFR or (y) Term CORRA, an RFR Loan bearing interest based on Daily Simple CORRA (it being understood and agreed that a Central Bank Rate, the Canadian Prime Rate, the Japanese Prime Rate, Daily Simple SOFR and Daily Simple CORRA shall only apply to the extent provided in Sections 2.08(e) (solely with respect to the Central Bank Rate, the Canadian Prime Rate, the Japanese Prime Rate), 2.14(a) and 2.14(f), as applicable.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)If the Borrower fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing in Dollars prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be automatically continued as a Term Benchmark Borrowing in its original Agreed Currency with an interest period of one month at the end of such Interest Period. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Term Benchmark Borrowing in a Foreign Currency prior to the end of the Interest Period therefor, then, unless such Term Benchmark Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such Term Benchmark Borrowing shall automatically be continued as a Term Benchmark Borrowing in its original Agreed Currency with an Interest Period of one month at the end of such Interest Period. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to an RFR Borrowing prior to the Interest Payment Date therefor, then, unless such RFR Borrowing is repaid as provided herein, the Borrower shall be deemed to have selected that such RFR Borrowing shall automatically be continued as an RFR Borrowing in its original Agreed Currency bearing interest at a rate based upon the applicable Adjusted Daily Simple RFR as of such Interest Payment Date. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing or an RFR Borrowing, and (ii) unless repaid, (x) each Term Benchmark Borrowing or RFR Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, and (y) each Term Benchmark Borrowing or RFR Borrowing denominated in a Foreign Currency shall bear interest at the Central Bank Rate (or in the case of (A) the Yen, the Japanese Prime Rate or (B) Canadian dollars, the Canadian Prime Rate) for the applicable Agreed Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of (A) the Yen, the Japanese Prime Rate or (B) Canadian dollars, the Canadian Prime Rate) for the applicable Agreed Currency cannot be determined, any outstanding affected Term Benchmark Loans or RFR Loans denominated in any Agreed Currency other than Dollars shall either be (A) converted to an ABR Borrowing denominated in Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) at the end of the Interest Period or on the Interest Payment Date, as applicable, therefor, or (B) prepaid at the end of the applicable Interest Period or on the Interest Payment Date, as applicable, in full; provided that if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice, and (y) the last day of the current Interest Period for the applicable Term Benchmark Loan, the Borrower shall be deemed to have elected clause (A) above.
SECTION 2.09Termination, Reduction and Increase of Commitments.
(a)Unless previously terminated, the Commitments shall terminate on their respective Maturity Dates.
(b)The Borrower may at any time terminate, or from time to time reduce, the Revolving Loan Commitments; provided that (i) each reduction of the Revolving Loan Commitments shall be in an amount that is an integral multiple of the Dollar Equivalent of $10,000,000.00 and the aggregate Revolving Loan Commitments shall not be less than the Dollar Equivalent of $50,000,000.00, unless the Revolving Loan Commitments are terminated, (ii) the Borrower shall not terminate or reduce the Revolving Loan Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Credit Exposures would exceed the total Revolving Loan Commitments, and (iii) the Borrower must give the Administrative Agent at least five (5) Business Days prior notice by electronic communication of its desire to terminate or reduce the Revolving Loan Commitments.

(c)The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Loan Commitments under paragraph (b) of this Section at least five (5) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Loan Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Loan Commitments shall be permanent. Each reduction of the Revolving Loan Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Loan Commitments.
(d)So long as the Borrower is not then in Default and so long as the Borrower has not reduced the Revolving Loan Commitment pursuant to Section 2.09(b), the Borrower may on two (2) occasions for each of the Revolving Loan Commitments and the Term Loan Commitments, request that the aggregate Commitments be increased, so long as the aggregate Commitments do not exceed One Billion Seven Hundred Fifty Million Dollars ($1,750,000,000). If the Borrower requests that the aggregate Commitments be increased, the Administrative Agent shall use its best efforts to obtain increased or additional commitments, and to do so the Administrative Agent may, after first offering the Lenders the opportunity to participate in the increased Commitments, obtain additional lenders of its choice (and approved by Borrower, such approval not to be unreasonably withheld or delayed), and without the necessity of approval from any of the Lenders. The Borrower and each Guarantor shall execute an amendment to this Agreement, additional Notes and other documents as the Administrative Agent may reasonably require to evidence the increase of the Commitments, and the admission of additional Persons as Lenders, if necessary. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, each Lender hereby authorizes the Administrative Agent (on behalf of the Lenders) to enter into amendments and modifications of this Agreement and the other Loan Documents to the extent necessary to reflect the adjustment of the Commitments and the Loans contemplated by this Section 2.09(d), including amendments to Section 2.03 to allow for Term Loan Borrowings. The Administrative Agent shall promptly provide the Lenders with copies of any such amendments and modifications entered into in accordance with the sentence immediately above.
SECTION 2.10Payment of Loans, Evidence of Debt.
(a)The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the respective Maturity Date for that Class of Loan. The Loans shall be evidenced by the Notes; provided, however, that upon written request of any Lender, its Loans will be evidenced by this Agreement and a Note will not be executed in favor of such Lender.
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(e)Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.
SECTION 2.11Prepayment of Loans.
(a)The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
(b)The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy or electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent) of any prepayment hereunder (i) in the case of prepayment of (1) a Term Benchmark Borrowing denominated in Dollars, not later than 11:00 a.m., Chicago, Illinois time, three (3) Business Days before the date of prepayment, (2) in the case of prepayment of a Term Benchmark Revolving Borrowing denominated in Euros, Yen or Canadian dollars, not later than 12:00 p.m., Chicago, Illinois time, three Business Days before the date of prepayment, (3) in the case of prepayment of an RFR Borrowing denominated in Sterling, not later than 11:00 a.m., Chicago, Illinois time, five RFR Business Days before the date of prepayment, (4) in the case of prepayment of an RFR Borrowing denominated in Canadian dollars, five RFR Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Chicago, Illinois time, one (1) Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans of the same Class included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any break funding payments required by Section 2.16.
(c)On each Revaluation Date, the Administrative Agent shall promptly determine the Dollar Equivalent of all Loans denominated in a Foreign Currency and the LC Exposure related to Foreign Currency Letters of Credit (determined as of such Business Day prior to 10:00 a.m., London time). Upon making such determination, the Administrative Agent shall promptly notify the Lenders and the Borrower thereof. If, on the date of such determination the total amount of all Loans denominated in a Foreign Currency and the LC Exposure with respect to all Foreign Currency Letters of Credit exceeds one hundred five percent (105%) of the Foreign Currency Sublimit, or the total Revolving Credit Exposures of the Lenders exceeds the aggregate Revolving Loan Commitments, the Borrower shall, within five (5) Business Days after such notice, (i) repay the Revolving Loans in an amount equal to the lesser of the Revolving Loans then outstanding and such excess, and (ii) to the extent of the amount of the excess not used to pay Revolving Loans, deposit in an account with the Administrative Agent an amount in cash dollars equal to such excess. Such deposit shall be held and pledged as collateral in the same manner as provided for the account referred to in Section 2.06(j), provided that moneys in such account shall be released to the Borrower within one (1) Business Day after the next Revaluation Date reflecting that such excess exposure ceases to exist.
SECTION 2.12Fees.
(a)Unused Fee and Facility Fee.
(i)At all times while the Applicable Rate is calculated based on the Leverage Grid, the Borrower agrees to pay to the Administrative Agent for the account of each Lender an unused fee in Dollars, which shall accrue on the daily unused amount of the Revolving Loan Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Loan Commitment terminates at a rate per annum equal to (i) 0.15% whenever the unpaid principal balance of the Revolving Loans is equal to or greater than fifty percent (50%) of the aggregate Revolving Loan Commitments, and (ii) 0.25% whenever the unpaid principal balance of the Revolving Loans is less than fifty percent (50%) of the aggregate Revolving Loan Commitments. Accrued unused fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year and on the date on which the Revolving Loan Commitments terminate, commencing on the first such date to occur after the date hereof. All unused fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(ii)At all times while the Applicable Rate is calculated based on the Ratings Grid, the Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee in Dollars, which shall accrue on the daily amount of the Revolving Loan Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Loan Commitment terminates at a rate per annum equal to the applicable “Facility Fee” then in effect as provided in the Ratings Grid. Accrued facility fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year and on the date on which the Revolving Loan Commitments terminate, commencing on the first such date to occur after the date hereof. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b)The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee in Dollars with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans plus 0.10% per annum, on the daily maximum amount to be drawn under all Letters of Credit (using the Dollar Equivalent for Foreign Currency Letters of Credit and excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Loan Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum, but the fronting fee shall not be less than $250.00 per annum, on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Loan Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Loan Commitments terminate and any such fees accruing after the date on which the Revolving Loan Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
(d)All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of unused commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances. Fees for Foreign Currency Letters of Credit shall be paid in the same Foreign Currency as that of such Foreign Currency Letter of Credit.
(e)In the event that the Maturity Date is extended in accordance with the terms of Section 2.22, the Borrower agrees to pay to the Administrative Agent for the account of each Lender an extension fee for each extension equal to 0.15% of the aggregate Commitments that are extended, each due on the first effective day of the extension.
SECTION 2.13Interest.
(a)The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate for the applicable Class of Loan.
(b)The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, the Adjusted Australian Bill Rate or the Adjusted Term CORRA Rate, as applicable, for the Interest Period in effect for such Borrowing plus the Applicable Rate for Term Benchmark Loans for the applicable Class of Loan.
(c)Each RFR Loan shall bear interest at a rate per annum equal to the applicable Adjusted Daily Simple RFR plus the Applicable Rate for RFR Loans for the applicable Class of Loan.
(d)Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, two percent (2%) plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, or (ii) in the case of any other amount, two percent (2%) plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, in the case of Revolving Loans, upon termination of the Revolving Loan Commitments, and in all cases, on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Term Benchmark Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f)All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and (ii) interest on Loans denominated in Pounds Sterling, Australian Dollars and Canadian Dollars shall be computed on the basis of a year of 365 days (irrespective of leap years), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. A determination of the applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Daily Simple SOFR, Adjusted EURIBOR Rate, EURIBOR Screen Rate, Adjusted Australian Bill Rate, AUD Screen Rate, Adjusted Term CORRA Rate, Adjusted TIBOR Rate, TIBOR Rate, Term CORRA, Adjusted Daily Simple RFR or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(g)If, as a result of any restatement of or other adjustment to the financial statements of the Borrower, the Borrower or the Lenders determine that (i) the ratio of Indebtedness to Total Asset Value as calculated by the Borrower as of any applicable date was inaccurate, and (ii) a proper calculation of the ratio of Indebtedness to Total Asset Value would have resulted in a higher Applicable Rate, the Borrower shall retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the Issuing Bank, as the case may be, within ten (10) days after demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Bank), an amount equal to the excess of the amount of interest that should have been paid for a period over the amount of interest actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Bank under Article VII hereof.
SECTION 2.14Alternate Rate of Interest.
(a)Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:
(i)the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, that adequate and reasonable means do not exist for ascertaining (or the Administrative Agent otherwise determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to) the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, the Adjusted Australian Bill Rate, the Adjusted Term CORRA Rate or the applicable Adjusted Daily Simple RFR, as applicable (including because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency; or
(ii)the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing, the Adjusted Term SOFR Rate, the Adjusted EURIBOR Rate, the Adjusted TIBOR Rate, the Adjusted Australian Bill Rate or the Adjusted Term CORRA Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple RFR for the applicable Agreed Currency will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for the applicable Agreed Currency;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above and (2) any Borrowing Request that requests an RFR Borrowing shall instead be deemed to be a Borrowing Request, as applicable, for an ABR Borrowing and (B) for Loans denominated in a Foreign Currency, any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing or an RFR Borrowing, in each case, for the relevant Benchmark, shall be ineffective; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then all other Types of Borrowings shall be permitted. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan, be converted by the Administrative Agent to, and shall constitute, (x) an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not also the subject of Section 2.14(a)(i) or (ii) above or (y) an ABR Loan if the Adjusted Daily

Simple RFR for Dollar Borrowings also is the subject of Section 2.14(a)(i) or (ii) above, on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (B) for Loans denominated in a Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of (A) the Yen, the Japanese Prime Rate or (B) Canadian dollars, the Canadian Prime Rate) for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of (A) the Yen, the Japanese Prime Rate or (B) Canadian Dollars, the Canadian Prime Rate) for the applicable Foreign Currency cannot be determined, (1) any outstanding affected Term Benchmark Loans denominated in any Foreign Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any RFR Loan shall bear interest at the Central Bank Rate (or in the case of (A) the Yen, the Japanese Prime Rate or (B) Canadian dollars, the Canadian Prime Rate) for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of (A) the Yen, the Japanese Prime Rate or (B) Canadian dollars, the Canadian Prime Rate) for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Foreign Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) immediately or (B) be prepaid in full immediately.
(b)Notwithstanding anything to the contrary herein or in any other Loan Document (and any Hedging Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars and/or Canadian Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each affected Class.
(c)(i) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement

Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. (ii) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, with respect to a Loan denominated in Canadian dollars, if a Term CORRA Reelection Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (c)(ii) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term CORRA Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term CORRA Notice after the occurrence of a Term CORRA Reelection Event and may do so in its sole discretion.
(d)The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below, and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.
(e)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, EURIBOR Rate, TIBOR Rate, AUD Screen Rate or Term CORRA) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for (i) a Term Benchmark Borrowing, conversion to or continuation of Term Benchmark Loans to be made, converted or continued or (ii) a RFR Borrowing or conversion to RFR Loans, during any Benchmark Unavailability Period and, failing that, either (x) the Borrower will be deemed to have converted any request for (1) a Term Benchmark Borrowing or RFR Borrowing, as applicable, denominated in Dollars into a request for a Borrowing of or conversion to (A) solely with respect to any such request for a Term Benchmark Borrowing, an RFR Borrowing denominated in Dollars so long as the Adjusted Daily Simple RFR for Dollar Borrowings is not the subject of a Benchmark Transition Event or (B) an ABR Borrowing if the Adjusted Daily Simple RFR for Dollar Borrowings is the subject of a Benchmark Transition Event or (y) any request relating to a Term Benchmark Borrowing or RFR Borrowing denominated in a Foreign Currency shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR. Furthermore, if any Term Benchmark Loan or RFR Loan in any Agreed Currency is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan or RFR Loan, then until such time as a Benchmark Replacement for such Agreed Currency is implemented pursuant to this Section 2.14, (A) for Loans denominated in Dollars, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan be converted by the Administrative Agent to, and shall constitute, an ABR Loan denominated in Dollars on such day, and (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan and (B) for Loans denominated in a Foreign Currency, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan bear interest at the Central Bank Rate (or in the case of (a) Canadian dollars, the Canadian Prime or (b) in the case of the Yen, the Japanese Prime Rate) for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of (a) Canadian dollars, the Canadian Prime or (b) in the case of the Yen, the Japanese Prime Rate) for the applicable Foreign Currency cannot be determined, any outstanding affected Term Benchmark Loans denominated in any Foreign Currency shall, at the Borrower’s election prior to such day: (A) be prepaid by the Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in any Foreign Currency shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time, and (2) any RFR Loan shall bear interest at the Central Bank Rate (or in the case of (a) Canadian dollars, the Canadian Prime or (b) in the case of the Yen, the Japanese Prime Rate) for the applicable Foreign Currency plus the CBR Spread; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate (or in the case of (a) Canadian dollars, the Canadian Prime or (b) in the case of the Yen, the Japanese Prime Rate) for the applicable Foreign Currency cannot be determined, any outstanding affected RFR Loans denominated in any Foreign Currency, at the Borrower’s election, shall either (A) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Foreign Currency) immediately or (B) be prepaid in full immediately.
SECTION 2.15Increased Costs.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank (except any such reserve requirement reflected in the Adjusted EURIBOR Rate, Adjusted TIBOR Rate, Adjusted Australian Bill Rate or Adjusted Term CORRA Rate, as applicable);
(ii)impose on any Lender or Issuing Bank or the applicable offshore interbank market for the applicable Agreed Currency any other condition, cost or expense

(other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or
(iii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender, Issuing Bank or other Recipient of making, continuing, converting or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, Issuing Bank or other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, Issuing Bank or other Recipient, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
(c)A certificate of a Lender or Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16Break Funding Payments.

(a)With respect to Loans that are not RFR Loans, in the event of (i) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), (iv) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or (v) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.
(b)With respect to RFR Loans, in the event of (i) the payment of any principal of any RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow, convert, continue or prepay any RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b)and is revoked in accordance therewith), (iii) the assignment of any RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, or (v) the failure by the Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in a Foreign Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.
(c)A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.
SECTION 2.17Taxes.
(a)Payments Free of Taxes. Any and all payments by or on account of any obligation of a Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17(a)) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(b)Payment of Other Taxes. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.
(c)Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d)Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this paragraph (d)) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for calculation of such Indemnified Tax and the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding, or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an executed copy of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E or IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI (or any successor form);
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”), and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E (or, in each case, any successor form); or;
(4)to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY (or any successor form), accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable (or, in each case, any successor form); provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund (whether by way of actual credit, offset or other reimbursement) of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made and additional amounts paid under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. If any indemnified party is entitled to a refund for Taxes as to which it has been indemnified pursuant to this Section 2.17, then such party shall use reasonable efforts to secure that refund. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.
SECTION 2.18Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
(a)(i) Except with respect to principal of and interest on Loans denominated in an Alternative Currency, the Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) in Dollars prior to 12:00 noon, Chicago, Illinois time, on the date when due or the date fixed for any prepayment hereunder and (ii) all payments with respect to principal and interest on Loans denominated in a Foreign Currency shall be made in such Foreign Currency not later than the Applicable Time specified by the Administrative Agent on the dates specified herein, in each case, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 383 Madison Avenue, New York, New York, except payments to be made directly to Issuing Banks as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any law from making any required payment hereunder in a Foreign Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Foreign Currency payment amount.
(b)If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks pursuant to the terms of this Agreement or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower to the Administrative Agent pursuant to Section 2.11(b)), notice from the Borrower that the Borrower will not make such payment or prepayment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.
SECTION 2.19Mitigation Obligations; Replacement of Lenders.
(a)If any Lender requests compensation under Section 2.15, or if a Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)If any Lender requests compensation under Section 2.15, or if’ a Loan Party is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17 and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Loan Commitment is being assigned, the Issuing Banks), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC

Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that (A) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (B) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender; provided that any such documents shall be without recourse to or warranty by the parties thereto.
SECTION 2.20Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)fees shall cease to accrue on the unfunded portion of the Revolving Loan Commitment of such Defaulting Lender pursuant to Section 2.12;
(b)any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7.01 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to cash collateralize LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;
(c)the Commitment, the Term Loans and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided that this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
(d)if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i)all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Commitment;
(ii)if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Banks only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;
(iii)if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv)if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12 shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and
(v)if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12 with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e)so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be.100% covered by the Revolving Loan Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Issuing Banks shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Banks to defease any risk to it in respect of such Lender hereunder.
In the event that each of the Administrative Agent, the Borrower and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
SECTION 2.21Special Provisions Regarding Foreign Currency Loans.
(a)Upon the occurrence of a Sharing Event, automatically (and without the taking of any action) (i) all then outstanding Term Benchmark Loans denominated in a Foreign Currency shall be automatically converted into ABR Loans denominated in dollars (in an amount equal to the Dollar Equivalent of the aggregate principal amount of the applicable Term Benchmark Loans on the date such Sharing Event first occurred, which Loans denominated in dollars (1) shall thereafter continue to be deemed to be ABR Loans and (2) unless the Sharing Event resulted solely from a termination of the Revolving Loan Commitments, shall be immediately due and payable on the date such Sharing Event has occurred), and (ii) unless the Sharing Event resulted solely from a termination of the Revolving Loan Commitments, all accrued and unpaid interest and other amounts owing with respect to such Loans shall be immediately due and payable in dollars, using the Dollar Equivalent of such accrued and unpaid interest and other amounts.
(b)Upon the occurrence of a Sharing Event, and after giving effect to any automatic conversion pursuant to Section 2.21(a), each Lender shall (and hereby unconditionally and irrevocably agrees to) purchase and sell (in each case in dollars) undivided participating interests in all such Loans outstanding and any LC Exposure in such amounts so that each Lender shall have a share of such outstanding Loans and LC Exposure equal to its Applicable Percentage. Upon any such occurrence, the Administrative Agent shall notify each Lender and shall specify the amount of dollars required from such Lender in order to effect the purchases and sales by the various Lenders of participating interests in the amounts required above (together with accrued interest with respect to the period for the last interest payment date through the date of the Sharing Event plus any additional amounts payable by the Borrower pursuant to this Section 2.21 in respect of such accrued but unpaid interest); provided, in the event that a Sharing Event shall have occurred, each Lender shall be deemed to have purchased, automatically and without request, such participating interests. Promptly upon receipt of such request, each Lender shall deliver to the Administrative Agent (in immediately available funds in dollars) the net amounts as specified by the Administrative Agent. The Administrative Agent shall promptly deliver the amounts so received to the various Lenders in such amounts as are needed to effect the purchases and sales of participations as provided above. Promptly following receipt thereof, each Lender which has sold participations in any of its Loans (through the Administrative Agent) will deliver to each Lender (through the Administrative Agent) which has so purchased a participating interest a participation certificate dated the date of receipt of such funds and in such amount. It is understood that the amount of funds delivered by each Lender shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Lenders as required above.
(c)Upon the occurrence of a Sharing Event all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, any outstanding Term Benchmark Loans initially denominated in a Foreign Currency (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be payable in dollars as if such Term Benchmark Loans had originally been made in dollars.
(d)If any amount required to be paid by any Lender pursuant to Section 2.21(b) is not paid to the Administrative Agent within one (1) Business Day following the date upon which such Lender receives notice from the Administrative Agent of the amount of its participations required to be purchased pursuant to Section 2.21(b), such Lender shall also pay to the Administrative Agent on demand an amount equal to the product of (i) the amount so required to be paid by such Lender for the purchase of its participations multiplied by (ii) the daily average Federal Funds Effective Rate during the period from and including the date of request for payment to the date on which such payment is immediately available to the Administrative Agent multiplied by (iii) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360. If any such amount required to be paid by any Lender pursuant to Section 2.21(b) is not in fact made available to the Administrative Agent within three (3) Business Days following the date upon which such Lender receives notice from the Administrative Agent as to the amount of participations required to be purchased by it, the Administrative Agent shall be entitled to recover from such Lender on demand, such amount with interest thereon calculated from such request date at the rate per annum applicable to ABR Loans. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts payable by any Lender pursuant to this Section 2.21 shall be conclusive and binding.
(e)Each Lender’s obligation to purchase participating interests pursuant to this Section 2.21 shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of any Loan Party or any other Person, (iv) any breach of this Agreement by any Loan Party, any Lender or any other Person, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
(f)Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, each Lender which has purchased such participations shall be entitled to receive from the Borrower any increased costs and indemnities directly from the Borrower to the same extent as if it were the direct Lender as opposed to a participant therein. The Borrower acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Section 2.21, additional amounts with respect to Taxes may be owing by the Borrower pursuant to Section 2.17, which additional amounts shall be paid (to the extent provided in Section 2.17) by the Borrower, without any claim that the additional amounts are not payable because same resulted from the participations effected as otherwise required by this Section 2.21.
SECTION 2.22Extension.
(a)Subject to the provisions of this Section, the Borrower may (i) extend the Maturity Date of the Revolving Loans and Term Loans two (2) times for twelve (12) months each time by giving written request therefor (each an “Extension Request”) to the Administrative Agent of the Borrower’s desire to extend such term, at least forty-five (45) days prior to the then effective applicable Maturity Date.
(b)If the Maturity Date is extended, all of the other terms and conditions of this Agreement and the other Loan Documents (including interest payment dates) shall remain in full force and effect and unmodified, except as expressly provided for herein. Each extension of the Maturity Date is subject to the satisfaction of each of the following additional conditions:
(i)the representations and warranties of each Loan Party set forth in this Agreement or any other Loan Document to which such Loan Party is a signatory shall be true and correct in all material respects on the date that the Extension Request is given to the Administrative Agent and on the first day of the extension (except to the extent such representations and warranties relate to a specified date);
(ii)no Default or Event of Default has occurred and is continuing on the date on which the Borrower gives the Administrative Agent the Extension Request or on the first day of the extension;
(iii)the REIT shall be in compliance with all of the financial covenants set forth in Article V hereof both on the date on which the Extension Request is given to the Administrative Agent and on the first day of the extension;
(iv)the Borrower shall have paid to the Administrative Agent all amounts then due and payable to any of the Lenders, the Issuing Bank and the Administrative Agent under the Loan Documents (other than principal and interest to be included in the amounts extended), including the extension fee described in Section 2.12(e) hereof;
(v)the Borrower shall pay for any and all reasonable out-of-pocket costs and expenses, including, reasonable attorneys’ fees and disbursements, incurred by the Administrative Agent in connection with or arising out of the extension of the Maturity Date;
(vi)no change in the business, assets, management, operations or financial condition of any Loan Party shall have occurred since the most recent funding of any Loan, which change, in the judgment of the Administrative Agent, will have or is reasonably likely to have a Material Adverse Effect; provided that the sale of Real Property projects by the Borrower, the REIT, or any of their respective Subsidiaries, or the sale of the Borrower’s or the REIT’s interests in any Subsidiary that own Real Property projects, in each case in accordance with this Agreement, shall be permitted;
(vii)the Borrower shall execute and deliver to the Administrative Agent such other documents, financial statements, instruments, certificates, opinions of counsel,

reports, or amendments to the Loan Documents as the Administrative Agent shall reasonably request regarding the Loan Parties as shall be necessary to effect such extension;
(viii)a written agreement evidencing the extension is signed by the Administrative Agent, the Lenders, the Loan Parties and any other Person to be charged with compliance therewith, which agreement such parties agree to execute if the extension conditions set forth above have been satisfied; and
(ix)each extension will not be available unless the prior available extension has been requested and documented in accordance with this Section.
ARTICLE III
Representations and Warranties
The Borrower represents and warrants to the Lenders that:
SECTION 3.01Organization; Powers. Each of the Loan Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02Authorization; Enforceability.    The Transactions are within the organizational powers of each Loan Party and have been duly authorized by all necessary organizational action. This Agreement and the Loan Documents have been duly executed and delivered by each Loan Party that is a party thereto and constitutes a legal, valid and binding obligation of each applicable Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party.
SECTION 3.04Financial Condition; No Material Adverse Change.
(a)The Borrower has heretofore furnished to the Lenders the REIT’s consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal quarter ended September 30, 2024, reviewed by Deloitte LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the REIT and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b)Since September 30, 2024, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the REIT and its Subsidiaries, taken as a whole.
SECTION 3.05Properties.
(a)Each of the Borrower, the REIT and their Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)Each of the Borrower, the REIT and their Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower, the REIT and their Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(c)The Qualified Real Property is not subject to any Lien, other than Permitted Encumbrances, and is not subject to or affected by any limiting agreement as described in Section 6.08 of this Agreement.
SECTION 3.06Litigation and Environmental Matters.
(a)There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against the Borrower, the REIT, or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters), or (ii) that involve this Agreement or the Transactions.
(b)Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
(i)to the knowledge of the Loan Parties, all Real Property leased or owned by the Borrower, the REIT, or any of their Subsidiaries is free from contamination by any Hazardous Material in violation of Environmental Law, except to the extent such contamination could not reasonably be expected to cause a Material Adverse Effect;
(ii)to the knowledge of the Loan Parties, the operations of the Borrower, the REIT, and their Subsidiaries, and the operations at the Real Property leased or owned by the Borrower, the REIT or any of their Subsidiaries are in compliance with all applicable Environmental Laws, except to the extent such noncompliance could not reasonably be expected to cause a Material Adverse Effect;
(iii)neither the Borrower, the REIT nor any of their Subsidiaries have known liabilities with respect to Hazardous Materials and, to the knowledge of each Loan Party, no facts or circumstances exist which could reasonably be expected to give rise to liabilities with respect to Hazardous Materials, in either case, except to the extent such liabilities could not reasonably be expected to have a Material Adverse Effect;
(iv)neither the Real Property currently leased or owned by the Borrower, the REIT, nor any of their Subsidiaries, nor, to the knowledge of any Loan Party, (x) any predecessor of any Loan Party, nor (y) any of Loan Parties’ Real Property

owned or leased in the past, nor (z) any owner of Real Property leased or operated by the Borrower, the REIT, or any of their Subsidiaries, are subject to any outstanding written order or contract, with any Governmental Authority or other Person, or to any federal, state, local, foreign or territorial investigation of which a Loan Party has been given notice respecting (A) Environmental Laws, (B) remedial action required by Environmental Laws or Governmental Authorities, or (C) the Release or threatened Release of any Hazardous Material in violation of Environmental Law, in each case, except to the extent such written order, contract or investigation could not reasonably be expected to have a Material Adverse Effect;
(v)none of the Loan Parties are subject to any pending legal proceeding alleging the violation of any Environmental Law nor, to the knowledge of each Loan Party, are any such proceedings threatened in writing, in either case, except to the extent any such proceedings could not reasonably be expected to have a Material Adverse Effect;
(vi)neither the Borrower, the REIT, nor any of their Subsidiaries nor, to the knowledge of each Loan Party, any predecessor of any Loan Party, nor to the knowledge of each Loan Party, any owner of Real Property leased by the Borrower, the REIT, or any of their Subsidiaries, have filed any notice under federal, state or local, territorial or foreign law indicating past or present treatment, storage, or disposal of or reporting a Release of Hazardous Material into the environment, in each case, except to the extent such Release of Hazardous Material could not reasonably be expected to have a Material Adverse Effect;
(vii)none of the operations of the Borrower, the REIT or any of their Subsidiaries or, to the knowledge of each Loan Party, of any owner of premises currently leased by the Borrower, the REIT or any of their Subsidiaries or of any tenant of premises currently leased from the Borrower, the REIT or any of their Subsidiaries, involve or previously involved the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Part 261.3 (in effect as of the date of this Agreement) or any state, local, territorial or foreign equivalent, in violation of Environmental Laws, except to the extent the same could not readily be expected to have a Material Adverse Effect; and
(viii)to the knowledge of the Loan Parties, there is not now, nor has there been in the past (except, in all cases, to the extent the existence thereof could not reasonably be expected to have a Material Adverse Effect), on, in or under any Real Property leased or owned by the Borrower, the REIT or any of their Subsidiaries, or any of their predecessors (A) any underground storage tanks or surface tanks, dikes or impoundments (other than for surface water); (B) any friable asbestos-containing materials; (C) any polychlorinated biphenyls; or (D) any radioactive substances other than naturally occurring radioactive material.
(c)Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
SECTION 3.07Compliance with Laws and Agreements. Each of the Borrower, the REIT, and their Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing. No part of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X.
SECTION 3.08Investment Company Status. Neither the Borrower, the REIT nor any of their Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09Taxes. Each of the Borrower, the REIT and their Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower, the REIT or such Subsidiary, as applicable, has set aside on its books adequate reserves, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans, in each of such cases so as to cause a Material Adverse Effect.
SECTION 3.11Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it, any other Loan Party, or any of their Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
SECTION 3.12Insurance. The Borrower has provided to the Administrative Agent an insurance schedule which accurately sets forth, in all material respects, as of the Effective Date all insurance policies and programs currently in effect with respect to the assets and business of the Borrower, the REIT, and their Subsidiaries, specifying for each such policy and program, (i) the amount thereof, (ii) the risks insured against thereby, (iii) the name of the insurer and each insured party thereunder, (iv) the policy or other identification number thereof, and (v) the expiration date thereof. Such insurance policies and programs (or such other similar policies as are permitted pursuant to Section 5.05) are currently in full force and effect, and, together with payment by the insured of scheduled deductible payments, are in amounts sufficient to cover the replacement value of the respective assets of the Borrower, the REIT and their Subsidiaries.
SECTION 3.13Subsidiaries. As of the Effective Date, the REIT has only the Subsidiaries listed on Schedule 3.13 attached hereto.

SECTION 3.14Solvent. The Borrower is now Solvent, and no bankruptcy or insolvency proceedings are pending or contemplated by or--to the best of the Borrower’s knowledge--threatened in writing against the Borrower. The Borrower’s liabilities and obligations under the Loan Documents do not and will not render the Borrower insolvent, cause the Borrower’s liabilities to exceed the Borrower’s assets or leave the Borrower with too little capital to properly conduct all of its business as now conducted.
SECTION 3.15Anti-Corruption Laws and Sanctions. The Borrower and the REIT have implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, the REIT, their Affiliates and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, the REIT, their Affiliates and their respective officers and employees and, to the knowledge of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) the Borrower, the REIT or any Affiliate or to the knowledge of the Borrower, the REIT, or such Affiliate any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower, the REIT or any Affiliate that will act in any capacity in connection with or benefit from the Transactions or any other transactions contemplated hereby, is a Sanctioned Person. No Transactions will violate Anti-Corruption Laws or applicable Sanctions.
SECTION 3.16Affected Financial Institutions. No Loan Party is an Affected Financial Institution.
SECTION 3.17Plan Assets; Prohibited Transactions. None of the Loan Parties is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and, assuming (to the extent such assumption is reasonable) that no Loan or Letter of Credit is funded with “plan assets,” neither the execution, delivery or performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.
SECTION 3.18Beneficial Ownership Certification. As of the Effective Date, to the best knowledge of the Borrower, all information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all material respects.
SECTION 3.19Margin Regulations
. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit extension hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) will be Margin Stock.
ARTICLE IV
Conditions
SECTION 4.01Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)The Administrative Agent (or its counsel) shall have received the original from each Loan Party of either (i) a counterpart of this Agreement and each other Loan Document to which it is a party signed on behalf of such party, or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic or telecopy transmission of a signed signature page of each such Loan Document other than the Notes) that such party has signed a counterpart of each such Loan Document party (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page).
(b)The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date), from counsel for the Loan Parties, covering such matters relating to the Loan Parties, the Loan Documents and the Transactions as the Administrative Agent shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
(c)The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(d)The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(e)The Administrative Agent shall have received a Compliance Certificate, dated the Effective Date (but calculated as of, and for the period ending, September 30, 2024) and signed by a Financial Officer of the Borrower, in form and substance satisfactory to the Administrative Agent.
(f)(i) The Administrative Agent shall have received, at least five days prior to the Effective Date, all documentation and other information regarding the Loan Parties requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of the Borrower at least 10 days prior to the Effective Date and (ii) to the extent a Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrower at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to the Loan Parties shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).
(g)The Administrative Agent shall have received satisfactory evidence that the principal of and interest on, and all other amounts owing in respect of, the Existing Credit Agreement (including any letters of credit) shall have been (or shall be simultaneously) paid in full and that any commitments to extend credit thereunder have been cancelled or terminated.
SECTION 4.02Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except for changes in facts or circumstances that are not, in and of themselves, Events of Default or Defaults.
(b)At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing, and Borrower shall certify same to Administrative Agent in writing.
(c)The Administrative Agent shall have received an updated Compliance Certificate, dated the Effective Date (but calculated as of, and for the period ending, as of the end of the most recent calendar quarter) and signed by a Financial Officer of the Borrower, in form and substance satisfactory to the Administrative Agent.
Each Borrowing and each issuance, amendment or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section.
ARTICLE V
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders, that:
SECTION 5.01Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(a)within ninety (90) days after the end of each fiscal year of the REIT, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception arising out of the scope of the audit, or without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the REIT and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b)within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the REIT, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the REIT and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)concurrently with any delivery of financial statements under clause (a) or (b) above, (i) a certificate of a Financial Officer of the REIT (the “Compliance Certificate”) in the form of Exhibit D attached hereto, and (ii) financial information for each property in the Unencumbered Pool including an operating statement, a statement of revenues and expenses, occupancy information, a rent roll (including rental rate detail) and information required to calculate Net Operating Income;
(d)promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the REIT or any of its Subsidiaries with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the REIT to its shareholders generally, as the case may be;
(e)on or before January 15 of each year, the Borrower’s and the REIT’s annual projected sources and uses of revenue for that year in the same form as provided to the Administrative Agent prior to the date hereof;
(f)as appraisals of Real Property are obtained by the Borrower or the REIT, and no less than annually, in accordance with the definition of “Value,” the Borrower shall provide same to the Administrative Agent, listing each asset and its Value;
(g)promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary of the Borrower or the REIT, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may reasonably request, and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation; and
(h)to the extent applicable, promptly after any Rating Agency shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change.
Documents required to be delivered pursuant to Section 5.01(a) or (b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that: (A) upon written request by the Administrative Agent (or any Lender through the Administrative Agent) to the Borrower, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.
SECTION 5.02Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a)the occurrence of any Default or Event of Default;
(b)the filing or commencement of any Proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower, the REIT and their Subsidiaries in an aggregate amount exceeding $5,000,000.00;
(d)any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and
(e)any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower or the REIT setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03Existence; Conduct of Business. The Borrower and REIT will, and will cause each of their Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or the dissolution of, or sale of all interests in, a Subsidiary of the Borrower or the REIT that is not then a Guarantor or required to be a Guarantor pursuant to this Agreement.
SECTION 5.04Payment of Obligations. The Borrower and the REIT will, and will cause each of their Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (b) the Borrower, the REIT, or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
SECTION 5.05Maintenance of Properties; Insurance. The Borrower and the REIT will, and will cause each of their Subsidiaries to, for so long as each of such Subsidiaries owns such property, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06Books and Records; Inspection Rights. The Borrower and the REIT will, and will cause each of their Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower and the REIT will, and will cause each of their Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
SECTION 5.07Compliance with Laws. The Borrower and the REIT will, and will cause each of their Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and the REIT will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, the REIT and their Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.
SECTION 5.08Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used by the Borrower and the REIT, directly or indirectly through Subsidiaries and/or Unconsolidated Affiliates of the Borrower and/or the REIT, only for acquisition and development of, and direct and indirect investments in, Real Property, the refinancing of any Indebtedness of the Borrower, the REIT, or any Subsidiaries of the Borrower and/or the REIT, making or acquiring, directly or indirectly, mortgage loans and/or mezzanine loans and any other lawful purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Federal Reserve Board, including Regulations T, U and X. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 5.09Accuracy of Information. The Borrower will ensure that any information, including financial statements or other documents, furnished to the Administrative Agent or the Lenders in connection with this Agreement or any amendment or modification hereof or waiver hereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect, and the furnishing of such information shall be deemed to be representation and warranty by the Borrower on the date thereof as to the matters specified in this Section 5.09.
SECTION 5.10Financial Tests. The REIT shall at all times have and maintain, on a consolidated basis in accordance with GAAP, where applicable:
(a)a maximum ratio of the REIT’s and its Subsidiaries’ Indebtedness to Total Asset Value of sixty percent (60%); provided that said ratio may increase to sixty-five percent (65%) for up to two consecutive calendar quarters, but no more than two (2) times prior to the Maturity Date, ending immediately following a Major Acquisition;

(b)a maximum ratio of Secured Debt to Total Asset Value of fifty percent (50%); provided that said ratio may increase to fifty-five percent (55%) for up to two (2) consecutive calendar quarters, but no more than two (2) times prior to the Maturity Date, ending immediately following a Major Acquisition;
(c)a maximum ratio of (i) the sum of Secured Recourse Debt plus Subordinated Debt to (ii) Total Asset Value of ten percent (10%);
(d)a minimum Fixed Charges Coverage Ratio of 1.50:1.00;
(e)a minimum Net Worth of $2,250,000,000, plus seventy percent (70%) of all net equity received by the REIT after September 30, 2024;
(f)a maximum Unencumbered Value Ratio of sixty percent (60%); provided that said ratio may increase to sixty-five percent (65%) for up to two (2) consecutive calendar quarters, but no more than two (2) times prior to the Maturity Date, ending immediately following a Major Acquisition; and
(g)a minimum Unencumbered Interest Coverage Ratio of 1.50:1.00.
For purposes of calculation of the applicable financial covenants, the Borrower and its Subsidiaries shall be given credit for Exchange Properties and properties held by an Exchange Fee Titleholder Properties pursuant to an exchange that qualifies, qualified or is intended to qualify as a reverse exchange under Section 1031 of the Code (including in the event such property is subject to a mortgage in favor of, or for the benefit of, the Borrower or any of its Subsidiaries) as described herein.
SECTION 5.11Unencumbered Pool.
(a)The Borrower and its Subsidiaries and the REIT and its Subsidiaries will at all times own a pool (the “Unencumbered Pool”) of assets consisting of Eligible Qualified Properties. The Eligible Qualified Properties in the Unencumbered Pool must have the following characteristics:
(i)be completed income producing Retail Property, Industrial Property, Office Buildings, Multifamily Residential Property, Senior Housing Property, Self-Storage Property, Hotels, Medical Property, Healthcare Property, Life Science Property or, in the case of the “Burbank Media Studios” Real Property located in Burbank, CA, a Production Studio;
(ii)the Occupancy Level, excluding Hotels, in the aggregate must be over eighty percent (80%) at all times and the Hotel Occupancy Level in the aggregate must be over sixty percent (60%) at all times;
(iii)International Real Property in the Unencumbered Pool must be in Canada, Germany, the Netherlands, the United Kingdom, Singapore, Japan or South Korea, and may only be included in the Unencumbered Pool so long as there are at least five (5) Eligible Qualified Properties in the Unencumbered Pool that are not International Real Property;

(iv)the Aggregate Value of the International Real Property in the Unencumbered Pool may not comprise more than twenty percent (20.0%) of the aggregate Pool Value, inclusive of such amount;
(v)the Aggregate Value of the Senior Housing Property in the Unencumbered Pool may not comprise more than ten percent (10.0%) of the aggregate Pool Value, inclusive of such amount;
(vi)the Aggregate Value of the Hotels and Senior Housing Property in the Unencumbered Pool may not comprise more than twenty percent (20.0%) of the aggregate Pool Value, inclusive of such amount; and
(vii)the Aggregate Value of Office Buildings in the Unencumbered Pool may not comprise more than thirty percent (30%) of the aggregate Pool Value, inclusive of such amount, provided, however, the Aggregate Value of Office Buildings in the Unencumbered Pool may comprise up to forty percent (40%) of the aggregate Pool Value, inclusive of such amount, for up to two (2) consecutive quarters, but no more than two (2) times prior to the Maturity Date.
(b)Notwithstanding Section 5.11(a), Exchange Properties that are part of the Exchange Program may be included as Unencumbered Properties during the period of time that the Exchange Beneficial Interests are being marketed, such marketing period not to exceed 24 months, until such time as all Exchange Beneficial Interests have been sold, if all of the requirements set forth in this definition for an Unencumbered Property are met other than (A) the ownership percentage requirement, (B) any requirement that the owner of such Property becomes a Subsidiary Guarantor (so long as the applicable Exchange Depositor (or, after the exercise of the FMV Option with respect to such Exchange Beneficial Interests, the Subsidiary Owner with respect thereto) is a Subsidiary Guarantor), (C) any requirement that the owner of such Property become a subsidiary guarantor, (D) any requirement that the Unencumbered Property not be subject to any agreement which prohibits or limits the ability of the Borrower or any applicable subsidiary owner, as the case may be, to create, incur, assume or suffer to exist any Lien upon any Unencumbered Property; provided that (for the avoidance of doubt), with respect to Exchange Properties, the equity interests of the subsidiary owner shall not be subject to any agreement that prohibits or limits the ability of the Borrower or such subsidiary owner, as the case may be, to create, incur, assume or suffer to exist any Lien on such equity interests, or (E) only the pro rata share of value and income (corresponding to the pro rata share of the Exchange Beneficial Interests in the Exchange Property Owner that are owned by the REIT, the Borrower and all Subsidiaries which are required to be consolidated with them for financial reporting purposes under GAAP) shall be counted.
(c)If the FMV Option is exercised with respect to such Exchange Beneficial Interests, with the result that the applicable Exchange Property becomes wholly owned by the Borrower, the REIT, or its Subsidiaries, then such Property may be added to the Unencumbered Pool if it satisfies all applicable conditions.
(d)As of the Effective Date, the real property assets included in the Unencumbered Pool are listed on Schedule 5.11 attached hereto.
(e)Eligible Qualified Properties can be removed from the Unencumbered Pool at any time provided that (i) there are at least five (5) Eligible Qualified Properties that will remain in the Unencumbered Pool, (ii) no Default or Event of Default would occur as a result of removing a property from the Unencumbered Pool, (iii) the aggregate Pool Value is and will remain in excess of $500,000,000, and (iv) no later than ten (10) Business Days prior to the date on which such removal is to be effected, the Borrower shall deliver to the Administrative Agent (x) a certificate of a Financial Officer of the Borrower describing such removal, together with a statement (A) that no Default or Event of Default then exists or would, upon the occurrence of such event or with the passage of time, result from such removal, (B) identifying the property being removed, and (C) of the Value of such property being removed, and (y) a pro forma Compliance Certificate described in Section 5.01(c) demonstrating, upon giving effect to such removal, compliance with the covenants contained in Section 5.10 on a pro forma basis based upon the most recent financial statements delivered to the Administrative Agent, together with supporting calculations. Upon the removal of a property from the Unencumbered Pool, the Guaranty by the owner of such property shall be released, unless such Guaranty is required by Section 5.12.
(f)Eligible Qualified Properties can be added to the Unencumbered Pool (such newly added property, the “Potential Unencumbered Property”) at any time provided that (i) the Borrower shall notify the Administrative Agent of same in writing and such notice shall include a certificate of a Financial Officer of the Borrower describing such addition, together with a statement of the Value of such Potential Unencumbered Property, and (ii) thereafter before the Potential Unencumbered Property is added to the Unencumbered Pool (x) the Borrower shall deliver to the Administrative Agent a pro forma Compliance Certificate described in Section 5.01(c), together with a certification that, after giving effect to such addition, the Borrower will be in compliance with each of the covenants contained in Section 5.10 on a pro forma basis based upon the most recent financial statements delivered to the Administrative Agent, together with all supporting calculations, (y) each owner of Eligible Qualified Properties in the Unencumbered Pool must execute a Guaranty and become a Guarantor in accordance with this Agreement, and (z) the Borrower shall provide such other information and documentation as the Administrative Agent may require to evidence compliance with this Agreement.
SECTION 5.12Guaranties. Each owner of Real Property in the Unencumbered Pool, and each Wholly-Owned Subsidiary (“Other Guarantor”) of the Borrower or the REIT now or hereafter in existence that (a) is not a special purpose entity, or formed solely to own an interest in a special purpose entity, formed to own a single asset or ownership interests in Persons that own a group of assets in a bankruptcy remote manner, and (b) owns material unencumbered Real Property (as determined by the Administrative Agent), must, prior to the Real Property being added to the Unencumbered Pool, or for Other Guarantors within forty-five (45) days after the calendar quarter when the Subsidiary was formed or otherwise acquired for Subsidiaries formed or otherwise acquired after the Effective Date, (i) execute and deliver to the Administrative Agent a Guaranty, and (ii) deliver to the Administrative Agent the documents and information required by Sections 4.01(b) and (c) of this Agreement for such Guarantor. Upon the Borrower’s written request, so long as no Default or Event of Default is in existence or would be caused thereby, upon the sale or financing of any assets owned by any Other Guarantor, or of any interests in any Other Guarantor, in each case in accordance with this Agreement, the Administrative Agent shall release the Other Guarantor from its Guaranty.
SECTION 5.13Environmental Matters.
(a)The Borrower and the REIT shall comply and shall cause each of their Subsidiaries and each Real Property owned or leased by such parties to comply in all material respects with all applicable Environmental Laws currently or hereafter in effect, except to the extent noncompliance could not reasonably be expected to have a Material Adverse Effect.
(b)If the Administrative Agent or the Required Lenders at any time have a reasonable basis to believe that there may be a material violation of any Environmental Law related to any Real Property owned or leased by the Borrower, the REIT, or any of their Subsidiaries, which could reasonably be expected to have a Material Adverse Effect, then the

Borrower agrees, upon request from the Administrative Agent, to provide the Administrative Agent, at the Borrower’s expense, with such reports, certificates, engineering studies or other written material or data as the Administrative Agent or the Required Lenders may reasonably require so as to reasonably satisfy the Administrative Agent and the Required Lenders that any Loan Party or Real Property owned or leased by them is in material compliance with all applicable Environmental Laws.
(c)The Borrower and the REIT, shall, and shall cause each of their Subsidiaries to, take such remedial action or other action as required by Environmental Law or any Governmental Authority.
(d)Within one hundred twenty (120) days after the end of each fiscal year of the REIT, Borrower shall deliver to Administrative Agent and each Lender a sustainability update in the form of a schedule identifying the individual property certifications that have been achieved, targeted, and/or are in process for each property in the Unencumbered Pool.
ARTICLE VI
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01Indebtedness. The Borrower and the REIT will not, and will not permit any Subsidiary of the Borrower or the REIT to, create, incur, assume or permit to exist any Indebtedness, except:
(a)Indebtedness created hereunder;
(b)Indebtedness existing on the date hereof and set forth in Schedule 6.01 and increases, extensions, renewals and replacements of any such Indebtedness so long as the incurrence thereof does not cause a breach of Section 5.10;
(c)Indebtedness of the Borrower to the REIT, to any Subsidiary of the REIT or of the Borrower, and Indebtedness of any Subsidiary of the Borrower or the REIT to the REIT, the Borrower or any other Subsidiary of the Borrower or the REIT;
(d)Guarantees by the Borrower, REIT and by any Subsidiary of the Borrower or the REIT of Indebtedness described in Section 6.01(c);
(e)other Indebtedness (including Guarantees, excluding Guarantees by Subsidiaries of the Borrower or the REIT that own Eligible Qualified Properties that are included in the Unencumbered Pool other than Guarantees under Note Purchase Agreements), including Indebtedness under those certain private placement notes in the current outstanding amount of approximately $168,000,000 that are currently due on July 2, 2029, and any refinancing or replacements thereof, so long as the incurrence thereof does not cause a breach of Section 5.10; and
(f)if pursuant to any documentation governing any other material unsecured Indebtedness, the Borrower agrees to financial or negative covenants, or events of default that are more restrictive than those set forth in the Loan Documents, then any such more restrictive provisions shall automatically be deemed incorporated into the Loan Documents, provided that upon repayment and termination of any such other Indebtedness, then such more restrictive provisions shall automatically be deemed removed from the Loan Documents.
SECTION 6.02Liens.
(a)The Borrower and the REIT will not, and will not permit any Subsidiary of the Borrower or the REIT to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(i)Permitted Encumbrances;
(ii)any Lien on any property or asset of the Borrower, the REIT, or any Subsidiary of the Borrower or the REIT existing on the date hereof and set forth in Schedule 6.02; provided that such Lien shall secure only those obligations which it secures on the date hereof and increases, extensions, renewals and replacements thereof that do not cause a breach of Section 5.10;
(iii)any Lien existing on any property or asset prior to the acquisition thereof by the Borrower, the REIT, or any Subsidiary of the Borrower or the REIT or existing on any property or asset of any Person that becomes a Subsidiary of the Borrower or the REIT after the date hereof prior to the time such Person becomes a Subsidiary of the Borrower or the REIT; provided that such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary of the Borrower or the REIT, as the case may be, and increases, extensions, renewals and replacements thereof that do not cause a breach of Section 5.10; and
(iv)Liens on fixed or capital assets (including any Real Property and/or Equity Interests) acquired, constructed or improved by the Borrower or any Subsidiary of the Borrower or the REIT; provided that such security interests secure Indebtedness permitted by Section 6.01.
(b)The REIT will not, and will not permit any Subsidiary of the REIT to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(i)Liens on Equity Interests in Subsidiaries or Unconsolidated Affiliates of the REIT other than the Borrower and other than an owner of property in the Unencumbered Pool to secure Indebtedness if (x) the incurrence of such Indebtedness does not cause a breach of Section 5.10, and (y) any transfer to the secured party holding the Lien, and the resulting ownership by said secured party, would not constitute a Default or an Event of Default;
(ii)Liens on Equity Interests in the Borrower owned by the REIT, to secure Indebtedness, the incurrence of which does not cause a breach of Section 5.10 if (w) the secured party is an Affiliate of Hines Interests Limited Partnership, a Delaware limited partnership, (x) any transfer to the secured party holding the Lien, and the resulting ownership by said secured party, would not constitute a Default or Event of Default, (y) no more than twenty-five percent (25%) of the Equity Interests in the Borrower in the aggregate are subject to such Liens at any time, and (z) the payment of the Indebtedness and such Liens are subordinate to Indebtedness incurred under this Agreement and any Liens securing same; and

(iii)Liens granted by the REIT and its Subsidiaries (including Borrower and its Subsidiaries) that are Liens permitted to the Borrower, the REIT and their Subsidiaries in Section 6.02(a).
SECTION 6.03Fundamental Changes.
(a)The Borrower and the REIT will not, and will not permit any Subsidiary of the Borrower or the REIT to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer or otherwise Dispose of (in one transaction or in a series of transactions) all or substantially all of the Equity Interests or any of their Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default (including a Change in Control or a breach of Section 5.11 hereof) shall have occurred and be continuing:
(i)The Borrower may, directly or indirectly, in a single transaction or a series of related transactions, consolidate or merge with or into another Person, or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the Borrower and its Subsidiaries (taken as a whole) if either (A) the Borrower will be the surviving or continuing Person; or (B) the Person (if other than the Borrower) formed by or surviving such consolidation or merger or to which such sale, lease, transfer, conveyance or other disposition or assignment shall be made (collectively, the “Successor”) (1) is a corporation, limited liability company or limited partnership organized and existing under the laws of any State of the United States of America or the District of Columbia, (2) the Successor expressly assumes, by agreements in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, all of the indebtedness and obligations of the Borrower under the Loan Documents, (3) the Successor is not a Sanctioned Person and is otherwise satisfactory to the Administrative Agent and the Required Lenders in their sole and absolute discretion, and (4) the Successor satisfies all legal requirements, including the Beneficial Ownership Regulation, each Lender’s “know your customer” and similar regulations (clauses (1) through (4) above are sometimes referred to herein as the “Successor Requirements”).
(ii)The REIT may, directly or indirectly, in a single transaction or a series of related transactions, consolidate or merge with or into another Person, or sell, lease, transfer, convey or otherwise dispose of or assign all or substantially all of the assets of the REIT and its Subsidiaries (taken as a whole) if either (A) the REIT will be the surviving or continuing Person; or (B) the Successor satisfies all of the Successor Requirements and expressly assumes, by agreements in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, all of the indebtedness and obligations of the REIT under the Loan Documents.
(iii)Any Guarantor (other than the REIT) may consolidate with or merge with or into another Person if either (A) such Guarantor will be the surviving or continuing Person; (B) the Successor is another Guarantor, or (C) the Successor satisfies all of the Successor Requirements and assumes, by agreements in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, all of the obligations of such Guarantor under the Guaranty executed by such Guarantor.
(iv)Any Subsidiary of the Borrower or the REIT may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Borrower, to the REIT or another Subsidiary of the Borrower or the REIT; and the Borrower, the REIT or any other Guarantor may consolidate with, merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Borrower, the REIT or another Guarantor, or merge with a Subsidiary of the Borrower or the REIT.
(v)The Borrower and the REIT may enter into a transaction as a result of which the Borrower or the REIT is reorganized in any State of the United States of America or the District of Columbia.
(vi)Any Subsidiary of the Borrower and/or the REIT may sell, transfer, lease or otherwise Dispose of its assets.
(vii)Any Subsidiary of the Borrower and/or the REIT (other than a Guarantor while it is a Guarantor) may liquidate or dissolve if such liquidation or dissolution is in the best interests of the Borrower and/or the REIT and is not materially disadvantageous to the Lenders.
(b)The Borrower and the REIT will not, and will not permit any of their Subsidiaries to, engage to any material extent in any business (either by discontinuance or by expansion) other than businesses of the type conducted by the Borrower, the REIT, and their Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.
The provisions of this Section 6.03 do not prohibit the sale by the Borrower, the REIT or any of their respective Subsidiaries of Real Property projects, or of the Borrower’s or the REIT’s interests in any Subsidiaries that own Real Property projects.
Upon any consolidation, combination or merger of the Borrower or a Guarantor, or any transfer of all or substantially all of the assets of the Borrower in accordance with the foregoing, in which the Borrower or such Guarantor is not the continuing obligor under this Agreement or its Guaranty, after the applicable assumption agreements have been fully executed, the Borrower or such Guarantor will be released from the obligation to pay the principal of and interest on the obligations incurred pursuant to this Agreement or in respect of its Guaranty, as the case may be, and all of the Borrower’s or such Guarantor’s other obligations and covenants hereunder and its Guaranty, if applicable.
SECTION 6.04Investments, Loans, Advances, Guarantees and Acquisitions. The REIT will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary of the REIT prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:
(a)Permitted Investments;
(b)investments by the REIT in its Subsidiaries;
(c)loans or advances made by the REIT to any of its Subsidiaries and made by any of its Subsidiaries to the REIT or any other Subsidiary of the REIT;

(d)investments in Unconsolidated Affiliates (valued at an amount equal to the Value of each Unconsolidated Affiliate’s Real Property multiplied by the Equity Percentage for that Unconsolidated Affiliate) so long as the aggregate amount of such investments does not exceed ten percent (10%) of the Total Asset Value after giving effect to such investments;
(e)loans, advances and extensions of credit made by the REIT or any of its Subsidiaries or Unconsolidated Affiliates to Persons secured by valid and enforceable first priority liens on real estate, or mezzanine loan pledges of ownership interests;
(f)investments in undeveloped land; and
(g)investments in Real Property that is being constructed or developed.
SECTION 6.05Hedging Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, except (a) Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary of the Borrower has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary of the Borrower.
SECTION 6.06Restricted Payments. During the existence of any Default or Event of Default of which the Administrative Agent has notified the Borrower and the REIT in writing, neither the REIT nor the Borrower will, and will not permit any of their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower and the REIT may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower and the REIT may make Restricted Payments pursuant to and in accordance with stock option or other equity-related compensation arrangements for management or employees, and (d) the minimum amount of Restricted Payments required to be made in order to maintain the REIT’s status as a real estate investment trust under Section 856 of the Code, meet the real estate investment trust distribution requirements set forth in Section 857(a) of the Code, and avoid the incurrence of entity level taxes under Sections 857(b)(1) and 4981 of the Code.
SECTION 6.07Transactions with Affiliates. Neither the REIT nor the Borrower will, and will not permit any of their Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the REIT, the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the REIT, the Borrower and their Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06, and (d) transactions between the Borrower and any taxable REIT subsidiary (as defined in Section 856(1) of the Code) of the REIT.
SECTION 6.08Restrictive Agreements. The REIT will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement (including the organizational documents of such Person) that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary of the REIT that owns Real Property in the Unencumbered Pool to create, incur or permit to exist any Lien upon any of its interests in the Unencumbered Pool, or (b) the ability of any Subsidiary of the REIT that owns Real Property in the Unencumbered Pool to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary of the REIT or to Guarantee Indebtedness of the Borrower or any other Subsidiary of the REIT; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) the foregoing shall not apply to any Note Purchase Agreement, (v) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness (or ownership interests in the applicable Subsidiaries), and (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
SECTION 6.09Lender Ownership. Neither Borrower nor any of its Affiliates shall at any time Control any Lender.
SECTION 6.10Use of Proceeds and Letters of Credit. The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall provide that its Subsidiaries and its or their respective directors, officers and employees shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
SECTION 6.11Government Regulation. The Borrower shall not (a) be or become subject at any time to any law, regulation or list of any Governmental Authority (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Lenders from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, or (b) fail to provide documentary and other evidence of the Borrower’s identity as may be requested by any Lender at any time to enable such Lender to verify the Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
ARTICLE VII
Events of Default
SECTION 7.01Events of Default. If any of the following events (“Events of Default”) shall occur:
(a)the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable and in the Agreed Currency required hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b)any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Documents, when and as the same shall become due and payable and in the Agreed

Currency required hereunder, and such failure shall continue unremedied for a period of more than three (3) Business Days;
(c)any representation or warranty made or deemed made by or on behalf of any Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect when made or deemed made and such representation or warranty is not made true and correct within thirty (30) days after notice to the Borrower; provided that there shall be an immediate Event of Default without any opportunity for the Borrower to act within such thirty (30)-day period if such misrepresentation or incorrect warranty was made with the intent to mislead or hide the truth, or if such representation or warranty is of such a nature that it cannot, after the time originally made, later be made true and correct in a manner that will leave the Lenders in the same position the Lenders would have been in had such representation or warranty been true and correct from the outset;
(d)the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a) (with respect to Events of Default only), the second sentence of Section 5.07, in the third sentence of Section 5.08, in Section 5.10 or in Article VI;
(e)the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (c) or (d) of this Article) or any other Loan Document applicable to such Loan Party and any grace or cure period provided for such failure in this Agreement has expired, and such failure shall continue unremedied for a period of more than thirty (30) days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender); provided, however, that if the failure is not susceptible of being cured within thirty (30) days but the Borrower shall have commenced to cure and is diligently pursuing same, it shall have an additional thirty (30) days to complete the cure;
(f)(i) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity, and in either case of (i) or (ii), the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf (x) in the case of Recourse Debt has the ability to cause or require, and (y) in the case of all other Indebtedness has caused or required, any Material Indebtedness to become due, or to be prepaid, repurchased, redeemed or defeased, prior to its scheduled maturity; provided that this clause (f) shall not apply to (1) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, and (2) a default that has been resolved by repayment, or a foreclosure or deed in lieu of foreclosure if thereafter the Borrower or Subsidiary, as applicable, is not liable for any Recourse Debt related to such foreclosed property;
(g)an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or any Subsidiary of the Borrower or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing;
(i)any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(j)one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000.00 shall be rendered against any Loan Party, and the same shall remain undischarged, appealed or bonded around for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Loan Party to enforce any such judgment;
(k)an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(l)a Change in Control shall occur; provided, however, that if the default is caused by a breach under clause (a) of the definition of Change in Control, Borrower shall have thirty (30) days after the occurrence of said breach to provide a replacement investment advisor satisfactory to the Administrative Agent; or
(m)any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all Obligations, ceases to be in full force and effect; or the Borrower or any other Person contests in writing the validity or enforceability of any provision of any Loan Document; or the Borrower denies in writing that it has any or further liability or obligation under any Loan Document, or purports in writing to revoke, terminate or rescind any Loan Document.
SECTION 7.02Remedies Upon an Event of Default. If an Event of Default occurs (other than an event with respect to the Borrower described in Sections 7.01(g) or 7.01(h)), and at any time thereafter during the continuance of such Event of Default, the Administrative Agent may with the consent of the Required Lenders, and shall at the request of the Required Lenders, by notice to the Borrower, take any or all of the following actions, at the same or different times:
(a)terminate the Commitments, and thereupon the Commitments shall terminate immediately;
(b)declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under any other Loan Document, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower;

(c)require that the Borrower provide cash collateral as required in Section 2.06(j); and
(d)exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents and applicable law.
If an Event of Default described in Sections 7.01(g) or 7.01(h) occurs with respect to the Borrower, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder and under any other Loan Document including any break funding payment or prepayment premium, shall automatically become due and payable, and the obligation of the Borrower to cash collateralize the LC Exposure as provided in clause (c) above shall automatically become effective, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
SECTION 7.03Application of Payments. Notwithstanding anything herein to the contrary, following the occurrence and during the continuance of an Event of Default, and notice thereof to the Administrative Agent by the Borrower or the Required Lenders:
(a)all payments received on account of the Obligations shall, subject to Section 2.20, be applied by the Administrative Agent as follows:
(i)    first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent (including fees and disbursements and other charges of counsel to the Administrative Agent payable under Section 9.03 and amounts pursuant to Section 2.12(c) payable to the Administrative Agent in its capacity as such);
(ii)    second, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts (other than principal, reimbursement obligations in respect of LC Disbursements, interest and Letter of Credit fees) payable to the Lenders and the Issuing Banks (including fees and disbursements and other charges of counsel to the Lenders and the Issuing Banks payable under Section 9.03) arising under the Loan Documents, ratably among them in proportion to the respective amounts described in this clause (ii) payable to them;
(iii)    third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit fees and charges and interest on the Loans and unreimbursed LC Disbursements, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iii) payable to them;
(iv)    fourth, (A) to payment of that portion of the Obligations constituting unpaid principal of the Loans and unreimbursed LC Disbursements and (B) to cash collateralize that portion of LC Exposure comprising the undrawn amount of Letters of Credit to the extent not otherwise cash collateralized by the Borrower pursuant to Section 2.06 or 2.20, ratably among the Lenders and the Issuing Banks in proportion to the respective amounts described in this clause (iv) payable to them; provided that (x) any such amounts applied pursuant to subclause (B) above shall be paid to the Administrative Agent for the ratable account of the applicable Issuing Banks to cash collateralize Obligations in respect of Letters of Credit, (y) subject to Section 2.06 or 2.20, amounts used to cash collateralize the aggregate amount of Letters of Credit pursuant to this clause (iv) shall be used to satisfy drawings under such Letters of Credit as they occur and (z) upon the expiration of any Letter of Credit (without any pending drawings), the pro rata share of cash collateral shall be distributed to the other Obligations, if any, in the order set forth in this Section 7.03;
(v)    fifth, to the payment in full of all other Obligations, in each case ratably among the Administrative Agent, the Lenders and the Issuing Banks based upon the respective aggregate amounts of all such Obligations owing to them in accordance with the respective amounts thereof then due and payable;
(vi)    finally, the balance, if any, after all Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by law; and
(b)    if any amount remains on deposit as cash collateral after all Letters of Credit have either been fully drawn or expired (without any pending drawings), such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE VIII
The Administrative Agent
SECTION 8.01Authorization and Action.
(a)Each Lender and the Issuing Bank hereby irrevocably appoints the entity named as the Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the Administrative Agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.
(b)As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action, or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any other Loan Party or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(c)In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. The motivations of the Administrative Agent, Arrangers and any Co-Agents are commercial in nature and not to invest in the general performance or operations of the Loan Parties. Without limiting the generality of the foregoing:
(i)the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, the Issuing Bank or holder of any other obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and the transactions contemplated hereby;
(ii)where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral, the obligations and liabilities of the Administrative Agent to the Lenders and the Issuing Banks in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and
(iii)nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender or Issuing Bank for any sum or the profit element of any sum received by the Administrative Agent for its own account.
(d)The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The

Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
(e)None of any Co-Agent or any Arranger shall have obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.
(f)In case of the pendency of any proceeding with respect to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower or any other Loan Party) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim under Sections 2.14, 2.15, 2.17, 2.19 and 9.03) allowed in such judicial proceeding; and
(ii)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the Issuing Bank, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank in any such proceeding.
(g)The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrower or any other Loan Party, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions.
SECTION 8.02The Administrative Agent’s Reliance, Limitation of Liability, Etc.
(a)Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment), or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.
(b)The Administrative Agent shall be deemed not to have knowledge of any (i) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by the Borrower, or (ii) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. Further, the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default or Event of Default, (D) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (E) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (F) the creation, perfection or priority of Liens on the Collateral. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liabilities, costs or expenses suffered by the Borrower, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Credit Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Dollar Equivalent.
(c)Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or the Issuing Bank and shall not be responsible to any Lender or the Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit, and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
SECTION 8.03Posting of Communications.
(a)The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinksTM, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).
(b)Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks, the Borrower and the other Loan Parties acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks, the Borrower and the other Loan Parties hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.
(c)THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of the Borrower or any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.
(d)Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and the Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or the Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission, and (ii) that the foregoing notice may be sent to such email address.
(e)Each of the Lenders, each of the Issuing Banks, the Borrower and the other Loan Parties agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(f)Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
SECTION 8.04The Administrative Agent Individually. With respect to its Commitments, Loans and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or the Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, the Borrower, any other Loan Party or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.
SECTION 8.05Successor Administrative Agent.
(a)The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a bank or other financial institution with an office in New York, New York and in Houston, Texas or an Affiliate of any such bank or other financial institution. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing).

Upon the acceptance of any appointment as the Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as the Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as the Administrative Agent under the Loan Documents.
(b)Notwithstanding Section 8.05(a), in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Loan Document, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Lenders, and continue to be entitled to the rights set forth in such Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Loan Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent and in respect of the matters referred to in the proviso under clause (i) above.
SECTION 8.06Acknowledgements of Lenders and Issuing Bank.
(a)Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger, any Co-Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger, any Co-Agent or any other Lender or Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
(b)Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.
(c)(i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.
(i)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”), or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter (or such later date as the Administrative agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(ii)The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount, and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except to the extent such erroneous Payment is, and solely with respect to the amount of such erroneous payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such erroneous Payment.
(iii)Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Revolving Loan Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.
SECTION 8.07Collateral Matters.
(a)Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to the right of any Lender to file a proof of claim in an insolvency proceeding, no Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Lenders in accordance with the terms thereof.
(b)In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of cash management services the obligations under which are secured by Collateral and no hedging agreement the obligations under which are secured by Collateral, will create (or be deemed to create) in favor of any Lender that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Lender that is a party to any such arrangement in respect of cash management services or hedging agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Lender thereunder, subject to the limitations set forth in this paragraph.
(c)The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.08Credit Bidding. The Lenders hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Lenders’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Lenders, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Lender or acquisition vehicle to take any further action, and (v) to the extent that obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of obligations credit bid by the acquisition vehicle or otherwise), such obligations shall automatically be reassigned to the Lenders pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such obligations shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Lender are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Lender shall execute such documents and provide such information regarding the Lender (and/or any designee of the Lender which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.
SECTION 8.09Certain ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each arranger, each syndication or co-documentation agent, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more employee Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each arranger, each syndication or each co-documentation agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any arranger, any syndication or co-documentation agent, or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).
(c)The Administrative Agent, and each arranger, each syndication and each co-documentation agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender, or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
SECTION 8.10Borrower Communications.
(a)The Administrative Agent, the Lenders and the Issuing Banks agree that the Borrower may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).
(b)Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Banks and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrower that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and the Borrower hereby approves distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.
(c)THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINSTRATIVE AGENT, ANY ARRANGER, ANY CO-AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

“Borrower Communications” means, collectively, any Borrowing Request, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Borrower to the Administrative Agent through an Approved Borrower Portal.
(a)Each of the Lenders, each of the Issuing Banks and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.
(b)Nothing herein shall prejudice the right of the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
ARTICLE IX
Miscellaneous
SECTION 9.01Notices.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i)if to the Borrower, to it at 845 Texas Avenue, Suite 3300, Houston, Texas 77002, Attention of Omar Thowfeek (Email Address: omar.thowfeek@hines.com) and Attention of Lisa Metts (Email Address: lisa.metts@hines.com) (Telecopy No. 713.966.2075); with a copy to Baker Botts L.L.P., 2001 Ross Ave., Suite 900, Dallas, Texas 75201-2980, Attention of Jonathan Dunlay (Email Address: jon.dunlay@bakerbotts.com) (Telecopy No. 214.661.4711);
(ii)if to the Administrative Agent, to JPMorgan Chase Bank, N.A. at 8501 N. Scottsdale Rd., Suite 240, Floor 02, Scottsdale, Arizona 85253, Attention of Manager, Real Estate Department (Email Address: ryan.m.dempsey@jpmorgan.com) (Telecopy No. 602.221.1372 (Ryan Dempsey)); with a copy to 10 South Dearborn, Floor L2, Chicago, Illinois 60603, Attention of Loan & Agency Servicing Team (Email Address: cls.reb.chicago@jpmchase.com) (Telecopy No. 312.233.2257); and
(iii)if to an Issuing Bank, to it at the address separately provided to the Borrower; and
(iv)if to any other Lender, to it at its address set forth on Schedule 2.01 to this Agreement.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms or Approved

Borrower Portals, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
(b)Notices and other communications to any Loan Party, the Lenders, the Administrative Agent and the Issuing Banks hereunder may be delivered or furnished using Approved Electronic Platforms or Approved Borrower Portals (as applicable), in each case, pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
SECTION 9.02Waivers; Amendments.
(a)No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder or under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have; provided that no such party shall be entitled to duplicative indemnification with respect to any losses. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b)Subject to Section 2.14(b) and (c) and Section 9.02(c) below, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, or increase the aggregate Commitments without the written consent of each Lender (except pursuant to Section 2.09), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone or extend the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone or extend the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.09(c) or 2.18(b) or (c) in a manner that would alter the ratable reduction of Commitments or the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change the payment waterfall provisions of Section 2.20(b) or 7.03 without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) add currencies to the definition of Foreign Currency without the written consent of each Lender, or (viii) except for a release by the Administrative Agent of a Guarantor whose Guaranty is no longer required pursuant to Section 5.11 and/or Section 5.12, release any Loan Party from its obligations under the Loan Documents or subordinate the Obligations of any such Loan Party to other obligations of such Loan Party, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Banks hereunder without the prior written consent of the Administrative Agent or the Issuing Banks, as the case may be; and provided further that no such agreement shall amend or modify the provisions of Section 2.06 without the prior written consent of the Administrative Agent and the Issuing Banks.
(c)If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement. The Administrative Agent shall promptly provide the Lenders with copies of any such amendments and modifications entered into in accordance with the sentence immediately above.
SECTION 9.03Expenses; Limitation of Liability; Indemnity; Etc.
(a)Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)Limitation of Liability. To the extent permitted by applicable law (i) the Borrower and any Loan Party shall not assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, any Co-Agent, any Issuing Bank and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Approved Electronic Platform and any Approved Borrower Portal), and (ii) no party hereto shall assert, and each such party hereby waives, any Liabilities against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 9.03(b) shall relieve the Borrower and each Loan Party of any obligation it may have to indemnify an Indemnitee, as provided in Section 9.03(c), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.
(c)Indemnity. The Borrower shall indemnify the Administrative Agent, each Arranger, each Co-Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (iii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (v) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by the Borrower or any other Loan Party or its or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(c) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim. THE FOREGOING INDEMNITY INDEMNIFIES EACH INDEMNITEE FROM ITS OWN NEGLIGENCE.
(d)Lender Reimbursement. Each Lender severally agrees to pay any amount required to be paid by the Borrower under paragraphs (a), (b) or (c) of this Section 9.03 to the Administrative Agent, each Issuing Bank, and each Related Party of any of the foregoing Persons (each, an “Agent-Related Person”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Related Person harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
(e)Payments. All amounts due under this Section 9.03 shall be payable not later than ten (10) days after written demand therefor.
SECTION 9.04Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) except for transfers otherwise expressly permitted hereunder, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)the Borrower, whose consent shall not be unreasonably withheld, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided further that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;
(B)the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and
(C)each Issuing Bank; provided that no consent of an Issuing Bank shall be required if (x) an Event of Default occurs with respect to the Borrower under Section 7.01(g) or 7.01(h) and (y) such Issuing Bank has no outstanding Letters of Credit at that time; provided further that no consent of the Issuing Banks shall be required for an assignment of all or any portion of a Term Loan.
As used herein, “Ineligible Institution” means a (a) natural person, (b) a Defaulting Lender, (c) the Borrower or any of its Affiliates, or (d) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.
(i)Assignments shall be subject to the following additional conditions:
(A)except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;
(B)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C)the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500;
(D)the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
(E)no assignment shall be made to any Loan Party or an Affiliate thereof or to any Defaulting Lender.

(ii)Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iii)The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(iv)Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c)(i)    Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent or the Issuing Banks, sell participations to one or more banks or other entities other than an Ineligible Institution (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and

(D) the Lenders may not sell participations to any natural Person, the Borrower or its Affiliates or Subsidiaries. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.2(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (x) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section and (y) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06Counterparts; Integration: Effectiveness Electronic Execution.
(a)This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
(b)Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01(a), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic signature, and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this

Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto, and (iv) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Credit Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
SECTION 9.07Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate, to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have. Each Lender and Issuing Bank agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
SECTION 9.09Governing Law; Jurisdiction; Consent to Service of Process.

(a)This Agreement shall be construed in accordance with and governed by the law of the State of Texas.
(b)The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the district courts of Harris County, Texas and of the United States District Court for the Southern District of Texas (Houston Division), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such Texas State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
(c)The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
(e)Each of the Lenders, the Issuing Banks and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Lender or Issuing Bank relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.
SECTION 9.10WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDERS TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS.
SECTION 9.11Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not .affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under any other Loan Document, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided for herein or any insurers, insurance brokers and other credit risk support providers in connection with the credit facilities provided for herein or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (ii) becomes publicly available other than as a result of a breach of this Section or (iii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
For the avoidance of doubt, nothing in this Section 9.12 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 9.12 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
SECTION 9.13Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Rate to the date of repayment, shall have been received by such Lender. If, for any reason whatsoever, the Charges paid or received on the Loans produces a rate which exceeds the Maximum Rate, the Lenders shall credit against the principal of the Loans (or, if such indebtedness shall have been paid in full, shall refund to the payor of such Charges) such portion of said Charges as shall be necessary to cause the interest paid on the Loans to produce a rate equal to the Maximum Rate. All sums paid or agreed to be paid to the holders of the Loans for the use, forbearance or detention of the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this Agreement, so that the interest rate is uniform throughout the full term of this Agreement. The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between the parties hereto. On each day, if any, that Texas law establishes the Maximum Rate, the Maximum Rate shall be the “weekly ceiling” (as defined in Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended) for that day. The Administrative Agent may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code by notice to the Borrower, if and to the extent permitted by the Texas Finance Code. Without notice to the Borrower or any other person or entity, the Maximum Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.
SECTION 9.14Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such Currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
SECTION 9.15USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act of 2001 (the “Patriot Act”) hereby notifies the Borrower and each other Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and each other Loan Party, which information includes the name and address of the Loan Party and other information that will allow such Lender to identify the Loan Party in accordance with the Patriot Act.
SECTION 9.16Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan

Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
SECTION 9.17Keepwell. Each Qualified ECP Loan Party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under any Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section or otherwise under any applicable Loan Document voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Each Qualified ECP Loan Party intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
SECTION 9.18No Fiduciary Duty, etc.
(a)The Borrower acknowledges and agrees, and acknowledges the other Loan Parties’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Loan Parties with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, any Loan Party or any other Person. The Borrower agrees that it will not, and that it will not permit any other Loan Party to, assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with any Loan Document or the transactions contemplated thereby. Additionally, the Borrower acknowledges and agrees, and acknowledges the other Loan Parties’ understanding, that no Credit Party is advising any Loan Party as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Loan Party shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to any Loan Party with respect thereto.
(b)The Borrower further acknowledges and agrees, and acknowledges the other Loan Parties’ understanding, that each Credit Party, together with its Affiliates, in addition to providing or participating in commercial lending facilities such as that provided hereunder, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower or other Loan Parties may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.
(c)In addition, the Borrower acknowledges and agrees, and acknowledges the other Loan Parties’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower an/or the other Loan Parties may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from the Borrower and/or the other Loan Parties by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrower and/or the other Loan Parties in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. The Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to the Borrower, confidential information obtained from other companies.
SECTION 9.19Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for hedging agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Texas and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such

Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
SECTION 9.20Material Non-Public Information.
(a)EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
(b)ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HGIT PROPERTIES LP
By: Hines Global Income Trust, Inc. General Partner
By: /s/ A. Gordon Findlay
Name: A. Gordon Findlay
Title: Chief Accounting Officer, Treasurer and Secretary

The undersigned executes this Agreement to evidence its agreement to comply with Article V and Article VI of this Agreement.

HINES GLOBAL INCOME TRUST, INC.
By: /s/ A. Gordon Findlay
Name: A. Gordon Findlay
Title: Chief Accounting Officer, Treasurer and Secretary

Signature page to Credit Agreement with HGIT Properties LP

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent
By: /s/ Nora Weizel
Name: Nora Weizel
Title: Authorized Officer

Signature page to Credit Agreement with HGIT Properties LP

BANK OF AMERICA, N.A.
By: /s/ Joan K. Murrell
Name: Joan K. Murrell
Title: Senior Vice President

Signature page to Credit Agreement with HGIT Properties LP

WELLS FARGO BANK, NATIONAL, ASSOCIATION
By: /s/ Thomas Dickey
Name: Thomas Dickey
Title: Vice President

Signature page to Credit Agreement with HGIT Properties LP

REGIONS BANK
By: /s/ Brian Busch
Name: Brian Busch
Title: Director

Signature page to Credit Agreement with HGIT Properties LP

U.S. BANK NATIONAL ASSOCIATION
By:/s/ Travis H. Myers
Name: Travis H. Myers
Title: Senior Vice President

Signature page to Credit Agreement with HGIT Properties LP

PNC BANK, NATIONAL ASSOCIATION
By:/s/ Clark Hibbert
Name: Clark Hibbert
Title: VP

Signature page to Credit Agreement with HGIT Properties LP

ING CAPITAL LLC
By:/s/ Craig Bender
Name: Craig Bender
Title: Managing Director By:/s/ Jeffery Schwartz Name: Jeffery Schwartz Title: Director

Signature page to Credit Agreement with HGIT Properties LP

TRUIST BANK
By:/s/ Richard de la Vega
Name: Richard de la Vega
Title: Director

Signature page to Credit Agreement with HGIT Properties LP

ZIONS BANCORPORATION, N.A. d/b/a AMEGY BANK
By:/s/ Daniel Wolterman
Name: Daniel Wolterman
Title: Senior Vice President

Signature page to Credit Agreement with HGIT Properties LP

CADENCE BANK
By:/s/ Katherine Griffon
Name: Katherine Griffon
Title: Senior Vice President

Signature page to Credit Agreement with HGIT Properties LP

CITIZENS BANK, N.A.
By:/s/ Shay Blonder
Name: Shay Blonder
Title: Vice President

Signature page to Credit Agreement with HGIT Properties LP

EASTERN BANK
By:/s/ Joseph Carter
Name: Joseph Carter
Title: Vice President

Signature page to Credit Agreement with HGIT Properties LP

COMERICA BANK
By:/s/ John Kamerman
Name: John Kamerman
Title: Vice President

SCHEDULE 2.01
LENDER COMMITMENTS

Institution Address	Title	$650MM Revolver Allocation	$700MM Term Loan Allocation	Total Allocation
JPMorgan Chase Bank, N.A. See Section 9 .0 I	Joint Lead Arranger / Joint Bookrunner / Administrative Agent	$96,296,296.30	$103,703,703.70	$200,000,000.00
Bank of America, N.A. 800 Capitol Street, 14th Floor Houston, Texas 77002 Attn: Joan Murrell Telephone: 713.247.7004 Email: joan.k.murrell@bofa.com	Joint Lead Arranger / Joint Bookrunner / Co-Syndication Agent	$96,296,296.30	$103,703,703.70	$200,000,000.00
Wells Fargo Bank, National Association 550 S. Tryon Street, Floor 06 Charlotte, North Carolina 28202-4200 Attn: Terrance Alewine Telephone: 704.41 0.2034 Email: terrance.alewine@wellsfargo.com	Joint Lead Arranger / Joint Bookrunner / Co-Syndication Agent	$96,296,296.30	$103,703,703.70	$200,000,000.00
Regions Bank 1717 McKinney Ave., Suite 1200 Dallas, Texas 75202 Attn: Brian Busch Telephone: 469.608.2787 Email: brian.busch@regions.com	Co-Syndication Agent	$53,444,444.44	$57,555,555.56	$111,000,000.00
U.S. Bank National Association 1900 S. Lasalle St., 11th FL Chicago, IL 60603 Attn: Travis H. Myers Telephone: 312-325-8863 Email: travis.myers@usbank.com	Co-Syndication Agent	$53,444,444.44	$57,555,555.56	$111,000,000.00
PNC Bank, National Association 609 Main Street, Suite 2700 Houston, TX 77002 Attn: Clark Hibbert Telephone: 713-503-7480 Email: clark.hibbert@pnc.com	Co-Syndication Agent	$53,444,444.44	$57,555,555.56	$111,000,000.00
Schedule 2.01-1

ING Capital LLC 1133 Avenue of the Americas New York, NY 10036 Attn: Jeffrey Schwartz Telephone: 656-424-8520 Email: jeffrey.schwartz@ing.com	Co-Syndication Agent	$53,444,444.44	$57,555,555.56	$111,000,000.00
Truist Bank 101 S Stratford Rd Winston Salem, NC 27104 Attn: Shana Pask Telephone: 336-733-2645 Email: Shana.Pask@Truist.com	Co-Syndication Agent	$53,444,444.44	$57,555,555.56	$111,000,000.00
Zions Bancorporation, N.A. d/b/a Amegy Bank 1717 West Loop South, 22nd Floor Houston, Texas 77027 Attn: Daniel Wolterman Telephone: 713.232.1020 Email: daniel.wolterman@amegybank.com	Co-Documentation Agent	$36,111,111.11	$38,888,888.89	$75,000,000.00
Cadence Bank 2800 Post Oak Blvd., Suite 3800 Houston, Texas 77056 Attn: Anthony Blanco Telephone: 713.871.3953 Email: anthony.blanco@cadencebank.com	Co-Documentation Agent	$24,074,074.07	$25,925,925.93	$50,000,000.00
Citizens Bank, N.A. 27777 Franklin Road MC: MH-1920 Southfield, Michigan 48034 Attn: Kent Pederson Telephone: 248.226. 7843 Email: kpederson@citizensbank.com	Lender	$12,037,037.04	$12,962,962.96	$25,000,000.00
Eastern Bank 605 Broadway, LF-24 Saugus, Massachusetts 01906 Attn: Jared H. Ward Telephone: 978.290.2668 Email: j.ward@eastembank.com	Lender	$12,037,037.05	$12,962,962.95	$25,000,000.00
Schedule 2.01-2

Comerica Bank 2 Riverway Drive, Suite 1400 Houston, Texas 77056 Attn: John Kamerman Telephone: 713.507.1117 Email: pkamerman@comerica.com	Lender	$9,629,629.63	$10,370,370.37	$20,000,000.00
Total		$650,000,000.00	$700,000,000.00	$1,350,000,000.00
Schedule 2.01-3

Schedule 3.06
DISCLOSED MATTERS
NONE

Schedule 3.06-1

Schedule 3.13
LIST OF SUBSIDIARIES
(SEE ATTACHED)

Schedule 3.13-1

Name	Jurisdiction of Organization
Hines Global Income Trust, Inc.	Maryland
HGIT Properties LP	Delaware
HGIT Advisors LP (not a HGIT sub, owned by HILP)
Dissolved
Dissolved
Hines GREIT II Ireland Fund Irish Collective Asset-Management Vehicle	Ireland
HGREIT II Bishops Holdings LLC	Delaware
HGREIT II Cottonwood Center LLC	Delaware
HGREIT II Goodyear Crossing LLC	Delaware
HGREIT II Edmondson Road LLC	Delaware
HGREIT II Madison Road LLC	Delaware
HGREIT II Montrose LLC	Delaware
HGREIT II Montrose OpCo LLC	Delaware
HGREIT II Montrose Services LLC	Delaware
HGREIT II Reading LLC	Delaware
HGREIT II Reading LP	Delaware
HGREIT II Reading Student Housing B.V.	Netherlands
HGREIT II Reading Student Housing Operations B.V.	Netherlands
Hines Global REIT II Services Holdings, Inc.	Delaware
HGREIT II Reading Service Holdings, Inc.	Delaware
HGREIT II Reading Services, Inc.	Delaware
HGREIT II Reading, Inc.	Delaware
HGR II International Investment Manager LLC	Delaware
Hines Global Income Investments, Inc.	Delaware
Dissolved
HGIT 5353 Fannin LP	Delaware
Dissolved
HGIT Fresh Park Partner LLC	Delaware
HGIT Fresh Park Venlo Holdings LLC	Delaware
HGIT Venraysewg 100	Netherlands
HGIT Maintal LLC	Delaware
HGIT ABC Westland Partner LLC	Delaware
HGIT ABC Westland Holdings LLC	Delaware
HGIT ABC Westland LLC	Delaware
HGIT Briargate LLC	Delaware
HGIT Gdansk LLC	Delaware
HGIT Gdansk DP 1 sp Z.o.o.	Poland
Jolie Investments sp.Z.o.o.	Poland
HGIT Lodz LLC	Delaware
HGIT Lodz DP 1 sp.Z.o.o.	Poland
PDC Industrial Center 68 sp.Z.o.o.	Poland
HGIT Glasgow LLC	Delaware
HGIT Glasgow Limited	United Kingdom
HGIT Glasgow Services, Inc.	Delaware
HGIT Logistics GP LLC	Delaware
HGIT UK Logistics LP	Delaware
HGIT Milton Keynes Limited	United Kingdom
HGIT Bristol Limited	United Kingdom
HGIT Edinburgh Limited	United Kingdom
HGIT 4700 Berwyn LLC	Delaware
HGIT 5865 Trinity Parkway LLC	Delaware
Schedule 3.13-2

HGIT Madrid Airport Logistics LLC	Delaware
Barksdale Spain, S.L.	Spain
Exeland Invest, S.L.	Spain
HGIT Wakefield Limited	United Kingdom
HGIT Bassett Campus LP	Delaware
HGIT Bassett Campus GP LLC	Delaware
HGIT Schertz Parkway LP	Delaware
HGIT Schertz Parkway GP LLC	Delaware
HGIT Conventry Limited	United Kingdom
HGIT Patrick Henry Parkway LP	Delaware
HGIT Patrick Henry GP LLC	Delaware
HGIT 900 Patrol Road LLC	Delaware
HGIT 1015 Half Street LLC	Delaware
HGIT Activity Road LP	Delaware
HGIT 50 Park Row West LLC	Delaware
HGIT 2501 West Bradley LLC	Delaware
HGIT 3401 Empire Ave Owner LLC	Delaware
HGIT Bradley Center 1 LLC	Delaware
HGIT Bradley Center 2 LLC	Delaware
HGIT Eastgate Park LLC	Delaware
HGIT Historic Center Rd LLC	Delaware
HGIT Historic Decatur GP LLC	Delaware
HGIT Historic Decatur LP	Delaware
HGIT Waypoint GP LLC	Delaware
HGIT Waypoint LP                                     Delaware
HGIT 1315 N. North Branch LLC                             Delaware
HGIT 302 Colonades Way LLC                                  Delaware
HGIT Coral Gables LLC                                 Delaware
HGIT Nashville Self Storage LLC                             Delaware
HGIT NE Walker Road LLC                                 Delaware
HGIT Master Tenant Holdings, LLC                             Delaware
HGIT 200 Park Place LeaseCo, LLC                             Delaware
Hines Real Estate Exchange, LLC                             Delaware
HGIT 200 Park Place Depositor, LLC                             Delaware
HGIT 181 Sanchez St LP                                 Delaware
HGIT 181 Sanchez St GP LLC                                 Delaware
HGIT 4205 S Miami Blvd LLC                                 Delaware
HGIT 9157 Mink Street SW LLC                             Delaware
HGIT 1625 Stockton Blvd LP                                 Delaware
HGIT 1625 Stockton Blvd GP LLC                             Delaware
Schedule 3.13-3

Schedule 5.11
UNENCUMBERED POOL

Guarantor	Property

HGIT Briargate LLC, a Delaware limited liability company	The Promenade Shops at Briargate, a Class A 236,539 square foot open air retail center in Colorado Springs, Colorado.
HGIT Bassett Campus LP, a Delaware limited partnership	AMP Bassett Campus, a 417,023 square foot industrial/R&D campus in Santa Clara, California.
HGIT Patrick Henry LP, a Delaware limited partnership	Patrick Henry, a 129,199 square foot office and R&D asset in Santa Clara, California.
HGIT Schertz Parkway LP, a Delaware limited partnership	Amazon Schertz, a 1,262,294 square foot industrial distribution center in Schertz, Texas.
HGIT 900 Patrol Road LLC, a Delaware limited liability company	Amazon River Ridge, 900 Patrol Road, a 1,015,740 square foot industrial warehouse in Jeffersonville, Indiana.
HGIT 1015 Half Street LLC, a Delaware limited liability company	1015 Half Street, a 396,344 square foot class A office asset in Washington, D.C.
HGIT Bradley Center 1 LLC and HGIT Bradley Center 2 LLC, each a Delaware limited liability company	Bradley Business Center, a 4-building, mixed-use business park with 466,871 square feet of net rentable area that is located in Chicago, Illinois.
HGIT 50 Park Row West LLC, a Delaware limited liability company	Avalon at Center Place, a 223-unit multifamily asset with 222,232 square feet of rentable area and 19,876 square feet of retail rentable area with a 355-space parking garage that is located in Providence, Rhode Island.
HGIT 3401 Empire Ave Owner LLC, a Delaware limited liability company	Burbank Media Studios, 1.96 acres of land that is leased to MSG Entertainment for 20 years, located in Burbank, California.
HGIT Coral Gables LLC, a Delaware limited liability company	Coral Gables/Life Time Living, a 3-building, multifamily residential-led, mixed-use campus consisting of 495 units with 470,000 square feet of residential net rentable area and 127,000 square feet of retail net rentable area with 977 parking spaces that is located in Coral Gables, Florida.
HGIT Historic Decatur LP, a Delaware limited partnership	Liberty Station, a four-building low-rise office campus with 187,114 square feet of rentable area with 750 parking spaces, located in San Diego, California.
Schedule 5.11-1

HGIT Nashville Self Storage LLC, a Delaware limited liability company	CubeSmart, a new 5-building, Class A, climate-controlled self-storage portfolio encompassing 6.79 acres, with 341,202 square feet of net rentable storage area and 13,445 square feet of net rentable retail area, located in Franklin, Nashville, Hendersonville and Murfreesboro, Tennessee.
HGIT NE Walker Road LLC, a Delaware limited liability company	Wells Fargo Center, a two-story building containing 211,863 square feet of rentable area and 1,000 square feet of parking space, located in the Hillsboro submarket of Portland, Oregon.
HGIT 1315 N. North Branch LLC, a Delaware limited liability company	North Branch, a single-story office space with lofted ceilings containing 117,450 square feet of rentable area and 40,000 square feet of parking space, located in the Goose Island neighborhood of Chicago, Illinois.
HGIT 302 Colonades Way LLC, a Delaware limited liability company	Waverly Place, a Whole Foods-anchored retail asset encompassing 27.7 acres and containing 207,640 square feet of net rentable area with 1,101 parking spaces, located in Cary, North Carolina.
HGIT Waypoint LP, a Delaware limited partnership	Waypoint, a three-building office complex with 145,280 square feet of rentable area with 508 surface parking spaces that is located in Torrance, California
HGIT 2501 West Bradley LLC, a Delaware limited liability company	WGN Studios, Chicago, Illinois
HGIT 181 Sanchez St. LP, a Delaware limited partnership	Duboce Apartments, a multi-family building in San Francisco, California
HGIT 4205 S Miami Blvd LLC, a Delaware limited liability company	IBM Campus, a four office building 773,883 square foot campus in Durham, North Carolina
HGIT 9157 Mink Street SW LLC, a Delaware limited liability company	I-70 Logistic Center, a 697,829 square foot logistics center in Etna, Ohio
HGIT 1625 Stockton Blvd LP, a Delaware limited partnership	Sutter Medical Center, a 143,210 square foot medical office building in Sacramento, California

HGREIT II Cottonwood Center LLC, a Delaware limited liability company	Cottonwood, a 4-building 487,000 square foot office project in Salt Lake City
Schedule 5.11-2

Schedule 6.01
EXISTING INDEBTEDNESS

[attached]
Schedule 6.01-1

Schedule 6.02
EXISTING LIENS
See Schedule 6.01.

Schedule 6.02-1

Schedule 6.08
EXISTING RESTRICTIONS
NONE

Schedule 6.08-1

EXHIBIT A
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Loan Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
Exhibit A-1

1.	Assignor:
2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]][1]
3.	Borrower:	HGIT Properties LP
4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement
5.	Credit Agreement:	The Credit Agreement dated as of __________, 2025 among Borrower, the Lenders parties thereto, Administrative Agent, and the other agents parties thereto
6.	Assigned Loan Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%

Effective Date: ________ ___, 20___ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower[, the Loan Parties] and [its] [their] Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
The terms set forth in this Assignment and Assumption are hereby agreed to:
1 Select as applicable.
2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
Exhibit A-2

ASSIGNOR
[NAME OF ASSIGNOR]
By:
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By:
Title:
[Consented to and] Accepted:[3]
[NAME OF ADMINISTRATIVE AGENT], as Administrative Agent
By:
Title:
[Consented to:][4]
[NAME OF RELEVANT PARTY]
By:
Title:

3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
4 To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.
Exhibit A-3

ANNEX 1
[__________________]5
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Loan Interest, (ii) the Assigned Loan Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document6, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) any requirements under applicable law for the Assignee to become a lender under the Loan Documents or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2.    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Loan Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Loan Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Loan Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Loan Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Loan Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any Arranger, the Assignor or any or any other Lender or any of their respective Related Parties, and (vi) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the
5 Describe Credit Agreement at option of Administrative Agent.
6 The term “Loan Document” should be conformed to that used in the Credit Agreement.
Exhibit A-4

Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any Arranger, the Assignor or any other Lender, or any of their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender. Without limiting the foregoing, the Assignee represents and warrants, and agrees to, each of the matters set forth in Section 8.06 of the Credit Agreement, including that the Loan Documents set out the terms of a commercial lending facility.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Loan Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Approved Electronic Platform shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Texas.

Exhibit A-5

EXHIBIT B
LIST OF OTHER GUARANTORS
HGIT Briargate LLC, a Delaware limited liability company
HGIT Bassett Campus LP, a Delaware limited partnership
HGIT Schertz Parkway LP, a Delaware limited partnership
HGIT Patrick Henry LP, a Delaware limited partnership
HGIT 900 Patrol Road LLC, a Delaware limited liability company
HGIT 1015 Half Street LLC, a Delaware limited liability company
HGIT 50 Park Row West LLC, a Delaware limited liability company
HGIT 2501 West Bradley LLC, a Delaware limited liability company
HGIT 3401 Empire Ave Owner LLC, a Delaware limited liability company
HGIT Bradley Center 1 LLC, a Delaware limited liability company
HGIT Bradley Center 2 LLC, a Delaware limited liability company
HGIT Historic Decatur LP, a Delaware limited partnership
HGIT Waypoint LP, a Delaware limited partnership
HGIT 1315 N. North Branch LLC, a Delaware limited liability company
HGIT 302 Colonades Way LLC, a Delaware limited lability company
HGIT Coral Gables LLC, a Delaware limited liability company
HGIT Nashville Self Storage LLC, a Delaware limited liability company
HGIT NE Walker Road LLC, a Delaware limited liability company

HGIT 181 Sanchez St LP, a Delaware limited partnership

HGIT 4205 S Miami Blvd LLC, a Delaware limited liability company

HGIT 9157 Mink Street SW LLC, a Delaware limited liability company

HGIT 1625 Stockton Blvd LP, a Delaware limited partnership

Exhibit B-1

HGREIT II Cottonwood Center LLC, a Delaware limited liability company
Exhibit B-2

EXHIBIT B-1
FORM OF GUARANTY
THIS GUARANTY dated as of ____________ executed and delivered by each of the undersigned, whether one or more, (all each a “Guarantor” and, collectively, the “Guarantors”), in favor of (a) JPMORGAN CHASE BANK, N.A., in its capacity as Administrative Agent (the “Agent”) for the Lenders under that certain Credit Agreement dated as of ______________, 2025, by and among HGIT PROPERTIES LP (the “Borrower”), the financial institutions party thereto and their assignees in accordance therewith (the “Lenders”), and the Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Credit Agreement”) and (b) the Lenders.
WHEREAS, pursuant to the Credit Agreement, the Lenders have made available to the Borrower certain financial accommodations on the terms and conditions set forth in the Credit Agreement;
WHEREAS, each Guarantor other than the REIT is a Subsidiary of the Borrower or of the REIT;
WHEREAS, the Borrower, each Guarantor and the other Subsidiaries of the Borrower, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Agent and the Lenders through their collective efforts;
WHEREAS, each Guarantor acknowledges that it will receive direct and indirect benefits from the Agent and the Lenders making such financial accommodations available to the Borrower under the Credit Agreement and, accordingly, each Guarantor is willing to guarantee the Borrower’s obligations to the Agent and the Lenders on the terms and conditions contained herein; and
WHEREAS, each Guarantor’s execution and delivery of this Guaranty is one of the conditions precedent to the Agent and the Lenders making, or continuing to make, such financial accommodations to the Borrower.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each Guarantor, each Guarantor agrees as follows:
Section 1.    Guaranty. Each Guarantor hereby absolutely and unconditionally guaranties the due and punctual payment and performance of all of the following when due (collectively referred to as the “Obligations”): (a) all indebtedness and obligations owing by the Borrower to any of the Lenders or the Agent under or in connection with the Credit Agreement and any other Loan Document, including without limitation, the repayment of all principal of the Loans made by the Lenders to the Borrower under the Credit Agreement and the payment of all interest, fees, charges, reasonable attorneys’ fees and other amounts payable to any Lender or the Agent thereunder or in connection therewith and the payment of the Swap Obligations; (b) any
Exhibit B-1-1

and all extensions, renewals, modifications, amendments or substitutions of the foregoing; and (c) all expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by the Lenders or the Agent in the enforcement of any of the foregoing or any obligation of such Guarantor hereunder.
Section 2.    Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of payment, and not of collection, and a debt of each Guarantor for its own account. Accordingly, the Lenders and the Agent shall not be obligated or required before enforcing this Guaranty against any Guarantor: (a) to pursue any right or remedy the Lenders or the Agent may have against the Borrower, any other Guarantor or any other Person or commence any suit or other proceeding against the Borrower, any other Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the Borrower, any other Guarantor or any other Person; or (c) to make demand of the Borrower, any other Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Lenders or the Agent which may secure any of the Obligations. In this connection, each Guarantor hereby waives the right of such Guarantor to require any holder of the Obligations to take action against the Borrower as provided by any legal requirement of any Governmental Authority.
Section 3.    Guaranty Absolute. Each Guarantor guarantees that the Obligations will be paid strictly in accordance with the terms of the documents evidencing the same, regardless of any legal requirement now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent or the Lenders with respect thereto. The liability of each Guarantor under this Guaranty shall be absolute and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than the full and final payment and performance of the Obligations), including, without limitation, the following (whether or not such Guarantor consents thereto or has notice thereof):
(a)    (i) any change in the amount, interest rate or due date or other term of any of the Obligations; (ii) any change in the time, place or manner of payment of all or any portion of the Obligations; (iii) any amendment or waiver of, or consent to the departure from or other indulgence with respect to, the Credit Agreement, any other Loan Document, or any other document or instrument evidencing or relating to any Obligations; or (iv) any waiver, renewal, extension, addition, or supplement to, or deletion from, or any other action or inaction under or in respect of, the Credit Agreement, any of the other Loan Documents, or any other documents, instruments or agreements relating to the Obligations or any other instrument or agreement referred to therein or evidencing any Obligations or any assignment or transfer of any of the foregoing;
(b)    any lack of validity or enforceability of the Credit Agreement, any of the other Loan Documents, or any other document, instrument or agreement referred to therein or evidencing any Obligations or any assignment or transfer of any of the foregoing;
Exhibit B-1-2

(c)    any furnishing to the Agent or the Lenders of any security for the Obligations, or any sale, exchange, release or surrender of, or realization on, any collateral security for the Obligations;
(d)    any settlement or compromise of any of the Obligations, any security therefor, or any liability of any other party with respect to the Obligations, or any subordination of the payment of the Obligations to the payment of any other liability of the Borrower;
(e)    any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to any other Guarantor, the Borrower or any other Person, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding;
(f)    any nonperfection of any security interest or other Lien on any of the collateral securing any of the Obligations;
(g)    any act or failure to act by the Borrower or any other Person which may adversely affect such Guarantor’s subrogation rights, if any, against the Borrower to recover payments made under this Guaranty;
(h)    any application of sums paid by the Borrower or any other Person with respect to the liabilities of the Borrower to the Agent or the Lenders, regardless of what liabilities of the Borrower remain unpaid;
(i)    any defect, limitation or insufficiency in the borrowing powers of the Borrower or in the exercise thereof; or
(j)    any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor hereunder.
Section 4.    Action with Respect to Obligations. The Lenders and the Agent may in accordance with the Credit Agreement, at any time and from time to time, without the consent of, or notice to, any Guarantor, and without discharging any Guarantor from its obligations hereunder take any and all actions described in Section 3 and may otherwise: (a) amend, modify, alter or supplement the terms of any of the Obligations, including, but not limited to, extending or shortening the time of payment of any of the Obligations or the interest rate that may accrue on any of the Obligations; (b) amend, modify, alter or supplement the Credit Agreement or any other Loan Document; (c) sell, exchange, release or otherwise deal with all, or any part, of any collateral securing any of the Obligations; (d) release any Person liable in any manner for the payment or collection of the Obligations; (e) exercise, or refrain from exercising, any rights against the Borrower or any other Person (including, without limitation, any other Guarantor); and (f) apply any sum, by whomsoever paid or however realized, to the Obligations in such order as the Lenders or the Agent shall elect in accordance with the Credit Agreement.
Section 5.    Representations and Warranties. Each Guarantor hereby makes to the Agent and the Lenders all of the representations and warranties made by the Borrower with
Exhibit B-1-3

respect to or in any way relating to such Guarantor in the Credit Agreement and the other Loan Documents, as if the same were set forth herein in full. The REIT hereby represents and warrants to the Agent and the Lenders that (a) the REIT will comply with all laws, rules, regulations and orders of any Governmental Authority required to maintain, and will at all times qualify as and maintain, its status as a real estate investment trust under Section 856(c)(1) of the Code, and (b) each of the REIT’s Subsidiaries that is a corporation is a “qualified REIT subsidiary” under Section 856 of the Code.
Section 6.    Covenants. Each Guarantor will comply with all covenants which the Borrower is to cause such Guarantor to comply with under the terms of the Credit Agreement or any other Loan Documents. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of Swap Obligations. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Section 7.    Waiver. Each Guarantor, to the fullest extent permitted by applicable law, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of such Guarantor or which otherwise might operate to discharge such Guarantor from its obligations hereunder.
Section 8.    Inability to Accelerate Loan. If the Agent and/or the Lenders are prevented from demanding or accelerating payment thereof by reason of any automatic stay or otherwise, the Agent and/or the Lenders shall be entitled to receive from each Guarantor, upon demand therefor, the sums which otherwise would have been due had such demand or acceleration occurred.
Section 9.    Reinstatement of Obligations. Each Guarantor agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, with respect to any Obligations if at any time payment of any such Obligations is rescinded or otherwise must be restored by the Agent and/or the Lenders upon the bankruptcy or reorganization of the Borrower or any Guarantor or otherwise.
Section 10.    Subrogation. Until all of the Obligations shall have been indefeasibly paid in full, any right of subrogation a Guarantor may have shall be subordinate to the rights of Agent and the Lenders and each Guarantor hereby waives any right to enforce any remedy which the Agent and/or the Lenders now have or may hereafter have against the Borrower, and each Guarantor hereby waives any benefit of, and any right to participate in, any security or collateral given to the Agent and the Lenders to secure payment or performance of any of the Obligations.
Section 11.    Taxes. Each Guarantor hereby acknowledges and agrees that the terms of Section 2.17(a) of the Credit Agreement shall be binding on such Guarantor as though such Guarantor were a party thereto.
Exhibit B-1-4

Section 12.    Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, from and after an Event of Default under the Credit Agreement each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor now or hereafter existing under this Guaranty held by such Lender then due and payable. Each Guarantor agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the applicable provisions of the Credit Agreement, may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Guarantor in the amount of such participation.
Section 13.    Subordination. Each Guarantor hereby expressly covenants and agrees for the benefit of the Agent and the Lenders that all obligations and liabilities of the Borrower or any other Guarantor to such Guarantor of whatever description, including without limitation, all intercompany receivables of such Guarantor from the Borrower or any other Guarantor (collectively, the “Junior Claims”) shall be subordinate and junior in right of payment to all Obligations; provided, however, that payment thereof may be made so long as no Event of Default shall have occurred and be continuing. If an Event of Default shall have occurred and be continuing, then no Guarantor shall accept any direct or indirect payment (in cash, property, securities by setoff or otherwise) from the Borrower or any other Guarantor on account of or in any manner in respect of any Junior Claim until all of the Obligations have been indefeasibly paid in full.
Section 14.    Avoidance Provisions. It is the intent of each Guarantor, the Agent and the Lenders that in any Proceeding, such Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders) to be avoidable or unenforceable against such Guarantor in such Proceeding as a result of applicable law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the “Bankruptcy Code”) and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The applicable laws under which the possible avoidance or unenforceability of the obligations of such Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders) shall be determined in any such Proceeding are referred to as the “Avoidance Provisions.” Accordingly, to the extent that the obligations of any Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which such Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of any Guarantor hereunder (or any other obligations of such Guarantor to the Agent and the Lenders), to be subject to avoidance under the Avoidance Provisions. This Section is intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no
Exhibit B-1-5

Guarantor nor any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.
Section 15.    Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition of the Borrower, of the other Guarantors and of all other circumstances bearing upon the risk of nonpayment of any of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Agent or any Lender shall have any duty whatsoever to advise any Guarantor of information regarding such circumstances or risks.
Section 16.    Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS.
SECTION 17.    JURISDICTION, VENUE.
(a)    EACH GUARANTOR AGREES THAT THE FEDERAL DISTRICT COURT OF THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION, OR, AT THE OPTION OF THE AGENT, ANY STATE COURT LOCATED IN HARRIS COUNTY, TEXAS SHALL HAVE NONEXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG ANY GUARANTOR, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM OR ANY COLLATERAL. EACH GUARANTOR EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER IN ANY OTHER APPROPRIATE JURISDICTION. FURTHER, EACH GUARANTOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(b)    THE FOREGOING WAIVERS HAVE BEEN MADE WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE OBLIGATIONS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS GUARANTY.
Section 18.    Loan Accounts. The Agent may maintain books and accounts setting forth the amounts of principal, interest and other sums paid and payable with respect to the Obligations, and in the case of any dispute relating to any of the outstanding amount, payment or receipt of Obligation or otherwise, the entries in such account shall be binding upon each Guarantor as to the outstanding amount of such Obligations and the amounts paid and payable
Exhibit B-1-6

with respect thereto absent manifest error. The failure of the Agent to maintain such books and accounts shall not in any way relieve or discharge any Guarantor of any of its obligations hereunder.
Section 19.    Waiver of Remedies. No delay or failure on the part of the Agent or the Lenders in the exercise of any right or remedy it may have against any Guarantor hereunder or otherwise shall operate as a waiver thereof, and no single or partial exercise by the Agent or the Lenders of any such right or remedy shall preclude other or further exercise thereof or the exercise of any other such right or remedy.
Section 20.    Successors and Assigns. Each reference herein to the Agent or the Lenders shall be deemed to include such Person’s respective successors and assigns (including, but not limited to, any holder of the Obligations) in whose favor the provisions of this Guaranty also shall inure, and each reference herein to any Guarantor shall be deemed to include the Guarantor’s successors and assigns, upon whom this Guaranty also shall be binding. The Lenders and the Agent may, in accordance with the applicable provisions of the Credit Agreement, assign, transfer or sell any Obligation, or grant or sell participation in any Obligations, to any Person or entity without the consent of, or notice to, any Guarantor and without releasing, discharging or modifying such Guarantor’s obligations hereunder. Each Guarantor hereby consents to the delivery by the Agent or any Lender to any assignee, transferee or participant of any financial or other information regarding the Borrower or any Guarantor. Each Guarantor may not assign or transfer its obligations hereunder to any Person, except to the extent of transfers expressly permitted under the Credit Agreement.
Section 21.    Amendments. This Guaranty may not be amended except as provided in the Credit Agreement.
Section 22.    Payments. All payments made by any Guarantor pursuant to this Guaranty shall be made in Dollars, in immediately available funds to the Agent at the place and time provided for in the Credit Agreement on the date one (1) Business Day after written demand therefor to such Guarantor by the Agent.
SECTION 23.    JOINT AND SEVERAL OBLIGATIONS. THE OBLIGATIONS OF THE GUARANTORS HEREUNDER AND UNDER OTHER LOAN DOCUMENTS SHALL BE JOINT AND SEVERAL, AND ACCORDINGLY, EACH GUARANTOR (BUT NOT ITS PARTNERS, SHAREHOLDERS OR MEMBERS) CONFIRMS THAT IT (BUT NOT ITS PARTNERS, SHAREHOLDERS OR MEMBERS) IS LIABLE FOR THE FULL AMOUNT OF THE OBLIGATIONS AND ALL OF THE OBLIGATIONS AND LIABILITIES OF EACH OF THE OTHER GUARANTORS HEREUNDER AND UNDER OTHER LOAN DOCUMENTS.
SECTION 24.    WAIVER OF JURY TRIAL. THE GUARANTORS HEREBY ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH OF THEM, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT, WITH COUNSEL OF THEIR CHOICE, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION (WHETHER BASED
Exhibit B-1-7

UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG THE GUARANTORS, THE AGENT AND THE LENDERS ARISING OUT OF OR IN ANY WAY RELATED TO THIS GUARANTY OR THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTION OF ANY OF THEM. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDERS TO PROVIDE THE FINANCING DESCRIBED IN THE LOAN DOCUMENTS.
Section 25.    Notices. All notices, requests and other communications hereunder shall be in writing and shall be given as provided in the Loan Agreement. Each Guarantor’s address for notice is set forth below its signature hereto.
Section 26.    Severability. In case any provision of this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 27.    Headings. Section headings used in this Guaranty are for convenience only and shall not affect the construction of this Guaranty.
Section 28.    Definitions.
(a) For the purposes of this Guaranty:
“Proceeding” means any of the following: (i) a voluntary or involuntary case concerning any Guarantor shall be commenced under the Bankruptcy Code or any other applicable bankruptcy laws; (ii) a custodian (as defined in the Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of any Guarantor; (iii) any other proceeding under any applicable law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced relating to any Guarantor; (iv) any Guarantor is adjudicated insolvent or bankrupt; (v) any order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) any Guarantor makes a general assignment for the benefit of creditors; (vii) any Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) any Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; (ix) any Guarantor shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or (x) any corporate action shall be taken by any Guarantor for the purpose of effecting any of the foregoing.
“Qualified ECP Guarantor” means each Guarantor that is a Qualified ECP Loan Party.
(b)    Terms not otherwise defined herein are used herein with the respective meanings given them in the Credit Agreement.
Section 29.    Unencumbered Pool. If any Guarantor owns an Eligible Qualified Property in the Unencumbered Pool, then such Guarantor agrees:
Exhibit B-1-8

(a)    that it will not grant or allow to exist any Lien on such property other than Permitted Encumbrances; and
(b)    that it is bound by, and will not enter into any restrictive agreements prohibited by, Section 6.08 of the Credit Agreement.
Exhibit B-1-9

IN WITNESS WHEREOF, each Guarantor has duly executed and delivered this Guaranty as of the date and year first written above.

(GUARANTOR)
By:
Name:
Title:
Address for Notices:
c/o HGIT Properties LP
845 Texas Avenue, Suite 3300
Houston, Texas 77002
Attention: Omar Thowfeek

Exhibit B-1-10

EXHIBIT C
FORM OF [REVOLVING] [TERM] NOTE
$__________________                         _____________ ___, 202_
FOR VALUE RECEIVED, HGIT PROPERTIES LP, a Delaware limited partnership (“Maker”), promises to pay without offset or counterclaim to the order of [insert name of Lender] (“Payee”), the principal amount equal to the lesser of (x) ___________________ ($________) or (y) the outstanding amount advanced by Payee as a [Term] [Revolving] Loan under the Credit Agreement (as hereinafter defined), payable in accordance with the terms of the Credit Agreement.
Maker also promises to pay interest on the unpaid principal amount of this Note (this “Note”) at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of _______________, 2025, among Maker, the Lenders named therein, and JPMorgan Chase Bank, N.A., as Administrative Agent for itself and the Lenders (as hereafter amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.
[Amounts borrowed may be repaid and reborrowed at any time prior to the termination of the Availability Period. Except as otherwise provided in the Credit Agreement, no Lender shall have any obligation to make a Loan to the extent such Loan would cause the sum of the total Revolving Credit Exposures to exceed the total Revolving Loan Commitments.]
This Note is subject to mandatory prepayment and prepayment at the option of the Maker, as provided in the Credit Agreement.
This Note is issued pursuant to the Credit Agreement and is entitled to the benefits of the Credit Agreement, reference to which is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby is made and is to be repaid.
THE CREDIT AGREEMENT AND THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
Maker promises to pay all fees, costs and expenses incurred in the collection and enforcement of this Note in accordance with the terms of the Credit Agreement. Maker and any endorser of this Note hereby consents to renewals and extensions of time at or after the maturity
Exhibit C-1

hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind (except such notices as may be expressly required under the Credit Agreement or the other Loan Documents).
Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.
IN WITNESS WHEREOF, Maker has caused this Note to be executed and delivered by its duly authorized officer, as of the day and year first written above.

HGIT PROPERTIES LP
By: Hines Global Income Trust, Inc., General Partner
By:
Name:
Title:

Exhibit C-2

EXHIBIT D
FORM OF COMPLIANCE CERTIFICATE
[Date]
JPMorgan Chase Bank, N.A.,
10 South Dearborn
IL1-0958
Chicago, Illinois 60603
Attn: Manager, Real Estate Group
Re:    HGIT Properties LP
Compliance Certificate for ______ through ________
Dear Ladies and Gentlemen:
This Compliance Certificate is made with reference to that certain Credit Agreement dated as of _______________, 2025 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among HGIT Properties LP (the “Borrower”), the financial institutions party thereto, as lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent. All capitalized terms used in this Compliance Certificate (including any attachments hereto) and not otherwise defined in this Compliance Certificate shall have the meanings set forth for such terms in the Credit Agreement. All Section references herein shall refer to the Credit Agreement.
I hereby certify that I am the [chief financial officer] [principal accounting officer] [chief operating officer] [treasurer] [controller] of Hines Global Income Trust, Inc., and that I make this Certificate on behalf of the REIT. I further represent and certify on behalf of the REIT as follows as of the date of this Compliance Certificate:
I have reviewed the terms of the Loan Documents and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and consolidated and consolidating financial condition of the REIT and its Subsidiaries, during the accounting period (the “Reporting Period”) covered by the financial reports delivered simultaneous herewith pursuant to Section 5.01 [(a)][(b)], and that such review has not disclosed the existence during or at the end of such Reporting Period (and that I do not have knowledge of the existence as at the date hereof) of
Exhibit D-1

any condition or event which constitutes a Default or Event of Default.7
As of the date hereof, the current Unencumbered Pool is in compliance with the requirements set forth in Section 5.11 of the Credit Agreement.
Attached hereto as Schedule B is a schedule of the amount, maturity, interest rate and amortization requirements for the outstanding Indebtedness. As of the last day of the Reporting Period, the amount of Indebtedness was $    , the amount of Secured Debt was $_____________, the amount of Indebtedness other than Secured Debt was $____________, and the amount of Secured Recourse Debt was $__________.
Attached hereto as (x) Schedule C-1 is a detailed calculation of Interest Expense for the Reporting Period, which amount was $_________, (y) Schedule C-2 is a detailed calculation of Interest Expense on Unsecured Debt for the Reporting Period, which amount was $_________, and (z) Schedule C-3 is a detailed calculation of the Interest Expense and principal paid on Indebtedness, which aggregated $_________.
Attached hereto as Schedule D is a detailed calculation of EBITDA for the Reporting Period, which amount was $_________.
As of the last day of the Reporting Period:
1.    Ratio of Indebtedness to Total Asset Value:

(a)	Indebtedness	$_________
(b)	Total Asset Value	$_________
(c)	Ratio of Indebtedness to Total Asset Value Ratio (as a percentage, (a) ÷ (c))[8]	_________%

2.    Ratio of Secured Debt to Total Asset Value:
7 Alternatively, if a Default or Event of Default existed or exists, specify the nature and period of existence thereof and what action the Borrower or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto.
8 Pursuant to Section 5.10(a), cannot exceed 60% (65% for up to two quarters after a Major Acquisition).
Exhibit D-2

(a)	Indebtedness secured by a Lien	$_________
(b)	Value of Real Property	$_________
	(i) Undeveloped land	$_________
	(ii) Projects under construction or development	$_________
	The aggregate of (i) and (ii) above are limited to 15% of Total Asset Value	$_________
(c)	Cash and cash equivalents (excluding tenant security and other restricted deposits) in excess of $20,000,000	$_________
(d)	Investments in loans (limited to 10% of Total Asset Value)	$_________
(e)	Investments in real estate related Unconsolidated Affiliates (limited to 15% of Total Asset Value)	$_________
(f)	Earnest money deposits for Real Property acquisition (limited to 5% of Total Asset Value)	$_________
(g)	70% of Qualified Liquid Debt and Securities (limited to 10% of Total Asset Value)	$_________
(h)	Total Asset Value ((b) + (c) + (d) + (e) + (f) + (g))	$_________
Note the aggregate of undeveloped land and projects under construction or development, investments in Unconsolidated Affiliates, investments in loans and earnest money deposits cannot exceed 25% of Total Asset Value
(i)	Ratio of Secured Debt to Total Asset Value (as a percentage, (a) ÷ (h))[9]	_________%

3.    Ratio of Secured Recourse Debt plus Subordinated Debt to Total Asset Value:

(a)	Secured Recourse Debt	$_________
(b)	Subordinated Debt	$_________
(c)	(a) + (b)	$_________
(d)	Total Asset Value	$_________
(e)	Ratio of Secured Recourse Debt plus Subordinated Debt to Total Asset Value (as a percentage, (c) ÷ (d))[10]	_________%

4.    Fixed Charges Coverage Ratio:
9 Pursuant to Section 5.10(b), cannot exceed 50% (55% for up to two quarters after a Major Acquisition).
10 Pursuant to Section 5.10(c), cannot exceed 10%.
Exhibit D-3

(a)	EBITDA	$_________
(b)	Capital Expenditure Reserve	$_________
(c)	(a) - (b)	$_________
(d)	Principal and interest paid on Indebtedness	$_________
(e)	Fixed Charges Coverage Ratio ((c) to (d))[11]	______: 1.00

5.    Net Worth:

(a)	Total Asset Value	$_________
(b)	Indebtedness	$_________
(c)	Net Worth ((a) - (b))[12]	$_________

6.    Unencumbered Interest Coverage Ratio:

(a)	Net Operating Income for the Unencumbered Pool, less Capital Expenditure Reserve for each such property	$_________
(b)	Actual Interest Expense on Unsecured Debt other than Subordinated Debt	$_________
(c)	Assumed interest due on Unsecured Debt other than Subordinated Debt at 5.50% per annum	$_________
(d)	Greater of (b) or (c)	$_________
(e)	Unencumbered Interest Coverage Ratio ((a) to (d))[13]	______: 1.00

7.    Unencumbered Value Ratio:

(a)	Unsecured Debt other than Subordinated Debt	$_________
(b)	Value of Real Property in the Unencumbered Pool (subject to the limitations in Section 5.11)	$_________
(c)	Cash and cash equivalents (excluding tenant security and other restricted deposits) not subject to a Lien in excess of $20,000,000	$_________
(d)	70% of Qualified Liquid Debt and Securities not subject to a Lien (limited to 10% of Pool Value)	$_________
(e)	Eligible Cash 1031 Proceeds resulting from the sale of Unencumbered Properties	$_________
(f)	Pool Value ((b) + (c) + (d) + (e))	$_________
(g)	Unencumbered Value Ratio (as a percentage, (a) ÷ (f))[14]	_________%
11 Pursuant to Section 5.10(d), must not be less than 1.50 to 1.00.
12 Pursuant to Section 5.10(e), must not be less than $2,250,000,000 plus 70% of net equity received after September 30, 2024.
13 Pursuant to Section 5.10(g), must not be less than 1.50:1.00.
14 Pursuant to Section 5.10(f), cannot exceed 60% (65% for up to two quarters after a Major Acquisition).
Exhibit D-4

This Compliance Certificate has been executed and delivered as of the date set forth above.

HINES GLOBAL INCOME TRUST, INC.
By:
Name:
Title:

Exhibit D-5

EXHIBIT E-1
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [ ], and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: _____ __, 20[ ]

Exhibit E-1-1

EXHIBIT E-2
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [ ], and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: _____ __, 20[ ]

Exhibit E-2-1

EXHIBIT E-3
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [ ], and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or an IRS Form W-8BEN-E, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: _____ __, 20[ ]

Exhibit E-3-1

EXHIBIT E-4
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of [ ] (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [ ], and each lender from time to time party thereto.
Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
Exhibit E-4-1

[NAME OF LENDER]
By:
Name:
Title:
Date: _____ __, 20[ ]

Exhibit E-4-2